Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2006 by and among eDIETS.COM, INC., a Delaware corporation (“Parent”), NUTRIO ACQUISITION CORP., a Delaware corporation (“Merger Sub”), NUTRIO.COM, INC., a Delaware corporation (the “Company”), SCOT HUNTER, as Stockholders’ Representative (on behalf of himself, the Company Stockholders and the Optionholders), and the stockholders of the Company named on the signature page hereto (the “Principal Stockholders”).

R E C I T A L S:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the GCL, Parent, Merger Sub and the Company will enter into a business combination pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub and their respective stockholders and have approved the Merger, this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended to the Company Stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company Stockholders and the Optionholders are holders of record and beneficially own such number of Shares and/or Options, both before and after the Conversion, as is set forth on Exhibit A hereto; and

WHEREAS, certain capitalized terms used in this Agreement (including the Recitals) are defined in Article 1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, the Stockholders’ Representative (on behalf of himself, the Company Stockholders and the Optionholders) and the Principal Stockholders hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“AAA” means the American Arbitration Association.

“Affiliate” or “affiliate” of any specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and in any event shall be deemed to include (a) any Person who directly or indirectly owns or controls ten percent (10%) or more of the common equity of, or right to vote on ordinary matters for, the specified Person and (b) any officer or director of the specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“Articles of Merger” has the meaning given to such term in Section 2.2(a).

“Assets” has the meaning given to such term in Section 4.12.

“Assigned Uncollectible Receivable” has the meaning set forth in Section 7.6.

“Assumed Transaction Expenses” means those Transaction Expenses (if any) to be paid by Parent, on behalf of the Company and/or the Company Stockholders and/or the Optionholders, in accordance with Section 3.8.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks are open for domestic and foreign exchange business in Deerfield Beach, Florida.

“Certificate of Merger” means the certificate issued by the Secretary of State of the State of Delaware evidencing that the Merger has occurred.

“Closing” has the meaning given to such term in Section 2.2(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning given to such term in Section 3.9(a).

“Closing Transaction Documents” means the following Transaction Documents: the Articles of Merger, the Escrow Agreement, and the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” has the meaning given to such term in the introductory paragraph of this Agreement.

“Company Common Stock” means the Company’s common stock, par value $.0001 per share.

“Company Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $.0001 per share.

“Company Software” has the meaning given to such term in Section 4.22(b).

“Company Stock Certificates” has the meaning given to such term in Section 3.3(a).

“Company Stockholder” means any holder of record of the Shares immediately prior to the Effective Time.

“Company Stockholder Cash Consideration Base” means (a) $8,500,000 minus (b) the Escrow Consideration minus (c) the Option Cancellation Cash Consideration minus (d) the Assumed Transaction Expenses (if any).

“Company Stockholder Cash Consideration Per Share” means (a) the Company Stockholder Cash Consideration Base divided (b) by the total number of Shares issued and outstanding immediately prior to the Effective Time.

“Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (a) a merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the Company; (c) a tender offer or exchange offer for 5% or more of the outstanding voting securities of the Company; or (d) any solicitation in opposition to approval by the Company’s stockholders of this Agreement and the Merger.

“Confidential Information” has the meaning given to such term in Section 7.5(a).

“Consent” means any License of, filing or registration with, or notice to, any Person.

“Contracts” means all contracts, commitments, agreements and other legally binding arrangements, written or oral, to which the Company is a party or by which the Company or its properties are bound.

“Conversion” means the conversion of each issued and outstanding share of Company Preferred Stock into one share of Company Common Stock in accordance with Article IV.C.(2)(b)(iii) of the Company’s Second Amended and Restated Certificate of Incorporation.

“Dissenting Shares” has the meaning given to such term in Section 3.5(a).

“Earn Out Consideration Per Share” means (a) the aggregate amount of Earn Out Payments, if any, made by Parent under this Agreement divided (b) by the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Option Shares.

“Earn Out Notice” has the meaning given to such term in Section 3.6(c).

“Earn Out Payments” has the meaning given to such term in Section 3.6(b).

“Earn Out Period” has the meaning given to such term in Section 3.6(a).

“Effective Time” has the meaning given to such term in Section 2.2(a).

“Employee Pro Rata Bonus” means a bonus paid to each employee of the Company equal to such employee’s bonus from the Company for calendar year 2005 pro rated for 2006, based on the fractional duration of calendar year 2006 occurring between January 1, 2006 and the date of payment (provided such date of payment is between the date hereof and the Closing Date).

“Employment Agreement” means the employment agreement to be entered into between Parent and Stephen Rattner, substantially in the form attached hereto as Exhibit G.

“Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state or provincial list of sites requiring investigation, cleanup or remediation, or is otherwise subject to any order of, or pending action or proceeding by, a Governmental Authority alleging the violation of or Liability under an Environmental Law requiring investigation, cleanup or remediation.

“Environmental Law” means any and all Laws (including common law), Environmental Permits or agreements with any Governmental Authority (a) relating to (i) the protection of health, the environment or the health and safety or workers or (ii) exposure to Hazardous Substances or (b) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state or provincial analogies thereto, all as amended or superseded from time to time.

“Environmental Permit” has the meaning given to such term in Section 4.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any corporation, other entity or trade or business, whether or not incorporated, that is, or at any time prior to the date hereof was, controlled by, controlling or under common control with The Company or Parent (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Escrow Agent” means Elliot P. Borkson, P.A.

“Escrow Agreement” means the Escrow Agreement to be entered into between Parent, the Stockholders’ Representative, on behalf of himself, the Company Stockholders and the Optionholders, and the Escrow Agent, substantially in the form attached hereto as Exhibit H.

“Escrow Consideration” means $250,000.

“Escrow Consideration Per Share” means (a) the Escrow Consideration divided (b) by the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Option Shares.

“Escrowed Property” means the Escrow Consideration and any other funds, assets or properties placed into escrow under this Agreement or the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended to date, and the rules and regulations thereunder.

“Exhibits” means the exhibits to this Agreement.

“Financial Statements” has the meaning given to such term in Section 4.4(a).

“GAAP” means United States of America generally accepted accounting principles.

“GCL” means the Delaware General Corporation Law, as amended.

“Governmental Authority” means (a) the United States of America, the European Union or any foreign country, (b) any domestic or foreign state, territory, province, county, city or other unit or subdivision thereof or (c) any entity, authority, agency, department, board, commission, official, instrumentality, court, arbitrator or tribunal (or other judicial body) of any of the foregoing exercising legislative, judicial, regulatory or administrative functions.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and asbestos-related materials and any other chemicals, materials, substances or wastes which are currently defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import under any Environmental Law.

“Indemnification Acknowledgment” has the meaning given to such term in Section 9.4.

“Indemnified Parent Group” has the meaning given to such term in Section 9.2(a).

“Indemnified Party” means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of Article 9 of this Agreement.

“Indemnified Stockholder Group” has the meaning given to such term in Section 9.2(b).

“Indemnifying Party” means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 9 of this Agreement.

“Independent Accounting Firm” means an independent accounting firm of national reputation mutually acceptable to the Stockholders’ Representative and Parent; provided, however, that if the Stockholders’ Representative and Parent are unable to mutually agree upon such a mutually acceptable accounting firm within 20 calendar days of the Stockholders’ Representative’s delivery to Parent of an Objection Notice, then each of them shall select an independent accounting firm of national reputation and the two accounting firms so selected shall, within 20 calendar days, select the Independent Accounting Firm.

“Intellectual Property” means the following, whether owned or licensed by the Company, (a) inventions, ideas or conceptions of potentially patentable subject matter, whether or not patentable, whether or not reduced to practice, whether or not yet made the subject of a pending patent application or applications, (b) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) ((a) and (b) collectively, “Patents”), (c) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, “Trademarks”), (d) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (collectively, “Copyrights”), (e) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (f) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (g) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (h) all web sites, URL’s and domain names, and all content contained therein, (i) all rights to obtain and apply for Patents, and to register Trademarks and Copyrights, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out, and (l) all common law rights with respect to the Intellectual Property hereinabove set out.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) the actual knowledge of a Person, (b) the knowledge that a Person would reasonably be expected to have after a reasonable, good faith review and analysis of the matter at hand and (c) the contents of the books and records of such Person. If a Person is an entity, the Knowledge of its officers, directors, managers, partners, managing members, key employees and Affiliates shall be deemed Knowledge of the entity.

“Law” means any law, order, statute, treaty, writ, judgment, decree, injunction, rule, regulation, by-law, ordinance, code or other policy, guideline, interpretation or pronouncement having the effect of law of any Governmental Authority.

“Liability” means any debts, liabilities, obligations, claims, expenses, Taxes, contracts, accounts payable or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown, determined or undetermined.

“License” means any license, permit, certificate, authorization, approval, franchise, order, exemption, registration, qualification, waiver or similar consent issued by any Person.

“Lien” means (a) any lien, claim, rights of other Persons (including, without limitation, rights of first refusal or offer or co-sale rights), charge, mortgage, pledge, hypothec, easement, servitude, equity, charge, liability, security interest or other encumbrance of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement, right or option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Losses” means, collectively, Parent Losses and Stockholder Losses.

“Measurement Year(s)” has the meaning given to such term in Section 3.6(b).

“Merger” has the meaning given to such term in the recitals to this Agreement.

“Merger Consideration” means the consideration payable to each Company Stockholder under Section 3.1(c) as consideration for cancellation of its respective Shares as a result of the Merger.

“Merger Sub” has the meaning given to such term in the introductory paragraph to this Agreement.

“Merger Sub Common Stock” means shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Negotiation Period” has the meaning given to such term in Section 3.9(b).

“Neutral Accounting Firm” has the meaning given to such term in Section 3.9(c).

“Objection” has the meaning given to such term in Section 3.9(b).

“Objection Notice” has the meaning given to such term in Section 3.6(c).

“Option(s)” has the meaning given to such term in Section 3.2.

“Option Base” means the sum of (a) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (b) the total number of Shares underlying all Options issued and outstanding immediately prior to the Effective Time (prior to cancellation in accordance herewith).

“Option Cancellation Cash Consideration” has the meaning given to such term in Section 3.2.

“Option Cancellation Cash Consideration Base” means (a) $8,500,000 minus (b) the Assumed Transaction Expenses (if any).

“Option Plan” means any plan, program or arrangement (including, without limitation, the Nutrio.com, Inc. 1999 Stock Plan) pursuant to which any Person has the option or right to purchase or acquire, or participate in changes in value of, any Shares or other equity interests in the Company or the Assets.

“Option Shares” means the Shares deemed issued and outstanding in respect of the Options for the sole purpose of determining the Earn Out Consideration Per Share and the Escrow Consideration Per Share, which Shares shall be calculated for each Option as follows: (a) the quotient of (i) $8,500,000 divided by (ii) the Option Base (such quotient, the “Per Share Amount”), minus (b) the per Share exercise price of the Shares underlying such Option, multiplied by (c) the number of Shares underlying such Option, divided by (d) the Per Share Amount. If the number in clause (ii) is greater than the number in clause (i) for any Option, then no Option Shares shall be deemed issued and outstanding in respect of such Option. The Option Shares for each Optionholder listed on Exhibit E shall be conclusive. For the avoidance of doubt, the Optionholders shall be given the consideration described in Section 3.2, and not the Merger Consideration in Section 3.1, in respect of the cancellation of such Options, and shall not be deemed a Company Stockholder (or have any rights as a Company Stockholder) in respect of the Option Shares.

“Optionholder(s)” has the meaning given to such term in Section 3.2.

“Parent” has the meaning given to such term in the introductory paragraph to this Agreement.

“Parent Losses” has the meaning given to such term in Section 9.2(a).

“Parent SEC Reports” has the meaning given to such term in Section 6.7.

“Parent Threshold” has the meaning given to such term in Section 9.3(b).

“Parties” means the parties to this Agreement.

“Payment Date” means the date upon which Parent is obligated to make an Earn Out Payment to the Stockholders’ Representative under Section 3.6(d) of this Agreement, but subject to the terms and conditions of this Agreement (including Section 3.6(e) and Article 9).

“Permitted Liens” means (a) encumbrances related to statutory liens securing payments not yet due, (b) encumbrances arising pursuant to capital leases, (c) encumbrances not related to indebtedness for borrowed money which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the real property leased by the Company and (d) statutory encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation; provided, however, in each case any Lien caused by any delinquent payment obligation of the Company shall not constitute a Permitted Lien.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or other entity or Governmental Authority.

“Plans” has the meaning given to such term in Section 4.10(b).

“Principal Stockholders” has the meaning given to such term in the introductory paragraph of this Agreement.

“Prohibited Action” has the meaning given to such term in Section 7.9.

“Qualified Plan” has the meaning given to such term in Section 4.10(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or other action having the effect of releasing a Hazardous Substance into the environment.

“Schedule” means the disclosure schedules delivered by the Parties hereto on the date hereof and attached hereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means all of the shares of the Company’s capital stock (including, without limitation, the Company Common Stock and the Company Preferred Stock) issued and outstanding.

“Stockholder Losses” has the meaning given to such term in Section 9.2(b).

“Stockholders’ Representative” has the meaning given to such term in Section 9.5(a).

“Stockholder Threshold” has the meaning given to such term in Section 9.3(a).

“Site” means any of the real properties currently or previously owned, leased or operated by the Company or any of its predecessors, including all soil, subsoil, surface waters and groundwater thereat.

“Surviving Corporation” has the meaning given to such term in Section 2.1.

“Surviving Corporation’s EBITDA” means the Surviving Corporation’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable Measurement Year, calculated in accordance with GAAP (as in effect at the Effective Time) and in a manner consistent with the calculation of EBITDA under the Financial Statements (assuming such Financial Statements complied with GAAP (as in effect at the Effective Time) with respect to all items which would impact earnings before interest, taxes, depreciation and amortization); provided, however, no non-specific allowances for doubtful accounts (that are not specifically attributable to a particular customer receivable) shall be deducted in the calculation of EBITDA. Additionally, (x) the following overhead expenses shall not be allocated to the Surviving Corporation in calculating the Surviving Corporation’s EBITDA for purposes of determining whether any Earn Out Payments are to be paid under this Agreement: (a) rent, (b) insurance (other than insurance included in employee benefit plans), and (c) any other expense that is not specifically isolated to the Surviving Corporation (other than payroll and employee benefits for employees of Parent or an Affiliate primarily engaged in the Surviving Corporation’s business), (y) so long as Working Capital is at least $220,000 (as calculated in accordance with Section 3.9), (1) distributions made prior to the Closing in accordance with Section 7.1(m) herein, (2) Employee Pro Rata Bonuses paid to the Company’s employees prior to the Closing, and (3) reasonable non-recurring expenses paid by the Company to its attorneys, accountants and investment bankers that are specifically attributable to the Merger and incurred solely by reason of the Merger shall not be included in calculating the Surviving Corporation’s EBITDA for the first Measurement Year, and (z) the Company’s expenses for rent, insurance (other than insurance included in an employee benefit plan), utilities, telephone and internet usage incurred between January 1, 2006 and the Closing in the operation of its business shall not be included in calculating the Surviving Corporation’s EBITDA for the first Measurement Year, to the extent that such expenses were incurred in the ordinary course of business and were comparable in amount to such expenses incurred in past practice. For the avoidance of doubt, the expenses of Parent incurred in auditing the Unaudited Financial Statements for compliance with Parent’s reporting obligations under the Securities Act or the Exchange Act shall not be deducted in calculating the Surviving Corporation’s EBITDA.

“Tax” or “Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including, without limitation, governmental imposts, fees, duties, tariffs, levies and other assessments or charges) including, without limitation, all income, franchise, gains, capital, profits, gifts, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, capital stock, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

“Tax Return” means any return, report, information statement, schedule or other document (including, without limitation, any such document prepared on a consolidated, combined or unitary basis and also including any supporting schedules or attachments thereto) filed or required to be filed by any Person with respect to Taxes.

“Third Party Consents” has the meaning given to such term in Section 7.4(d).

“Transaction Documents” means this Agreement, the Articles of Merger, the Escrow Agreement, the Employment Agreement, and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

“Transaction Expenses” means all fees and expenses (whether or not invoiced) payable by the Company or the Principal Stockholders to third parties related to or arising out of the origination, negotiation, execution and/or closing of this Agreement and/or the other Transaction Documents and/or transactions contemplated hereby or thereby (including the Merger), or any alternative transaction the Company has considered or may consider, including, without limitation, travel, legal, accounting, investment banking, brokers, finders and other professional fees and expenses. For the avoidance of doubt, the expenses of Parent incurred in auditing the Unaudited Financial Statements for compliance with Parent’s reporting obligations under the Securities Act or the Exchange Act shall not be considered Transaction Expenses.

“Transferred Employees” has the meaning given to such term in Section 7.7(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code from time to time.

“Unaudited Balance Sheet” has the meaning given to such term in Section 4.4(a).

“Unaudited Financial Statements” has the meaning given to such term in Section 4.4(a).

“Unaudited Historical Balance Sheet” has the meaning given to such term in Section 4.4(a).

“Unaudited Historical Financial Statements” has the meaning given to such term in Section 4.4(a).

“Working Capital” means as of the Effective Time the sum of (a) the Company’s unrestricted cash in its bank accounts (that is not subject to outstanding checks, wires or other requisitions) plus (b) the trade receivables of the Company that are not more than 90 days past due minus (c) all of the Company’s current liabilities (other than any current liabilities which the

Company Stockholders expressly retain responsibility for under this Agreement or otherwise pay). For the avoidance of doubt, (x) calculation of the Company’s receivables in connection with any Working Capital Adjustment shall be made in accordance with Section 3.9 and (y) the Liabilities described in Section 4.4(b)(i) and (ii) as they exist on the Effective Date shall be included in the calculation of Working Capital.

“Working Capital Adjustment” means either (a) any payment owed by Parent to the Company Stockholders and the Optionholders if the Working Capital is greater than $220,000 or (b) any payment owed by the Company Stockholders and the Optionholders to Parent if the Working Capital is less than $220,000, in each case subject to the terms and conditions of Section 3.9.

1.2 Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender and neuter, (b) words using the singular or plural number also include the plural or singular number, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement, (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (e) the terms “include,” “includes,” “included,” “including” and derivative or similar words shall be deemed to be followed by the words “without limitation,” (f) all accounting terms used in this Agreement and not otherwise expressly defined in this Agreement shall have the meanings given to them under GAAP and (g) all monetary amounts specified in this Agreement shall represent United States Dollars.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article 8 and the termination provisions therein, and in accordance with the GCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2 Effective Time; Closing; Conversion.

(a) As promptly as practicable and in no event later than the fifth (5th) Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (or such other date as may be agreed by each of the Parties hereto) but subject to the termination provisions therein, the Company and Merger Sub shall cause the Merger to be consummated by filing articles of merger, substantially in the form attached hereto as Exhibit B (the “Articles of Merger”), with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the GCL. The term “Effective Time” means the date and time of the issuance of a Certificate of Merger by the Secretary of State of the State of Delaware (or such later date and time as may be agreed to by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, the closing of the transactions contemplated by this Agreement and the Transaction Documents to occur at the Effective Time (the “Closing”) will be held at the offices of Edwards Angell Palmer & Dodge LLP, 350 East Las Olas Blvd., Suite 1150, Fort Lauderdale, Florida 33301, or such other place or places agreed to by the Parties. The Parties will take all commercially reasonable actions to cause the Effective Time to occur on the date of the Closing.

(b) Immediately prior to the Effective Time, the Conversion shall occur.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation and all property, rights, privileges, powers and franchises of the Company shall remain in the Company as the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company will remain in the Company as the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub (with the name of Merger Sub appropriately changed to the name of the Surviving Corporation), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the Bylaws of Merger Sub (with the name of Merger Sub appropriately changed to the name of the Surviving Corporation), and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.5 Directors and Officers. The Board of Directors and the officers of Merger Sub immediately prior to the Effective Time shall be the Board of Directors and the officers of the Surviving Corporation as of the Effective Time. After the Effective Time, the Surviving Corporation shall take corporate action to appoint Stephen Rattner to the office described in his Employment Agreement.

2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect, confirm ownership, record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such constituent corporations or otherwise, all such other actions and things as may be necessary or desirable to continue in, vest, perfect, confirm ownership or record any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 3

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock of Merger Sub and Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their respective stockholders:

(a) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and in consideration therefor one share of common stock, par value $0.0001 per share, of the Surviving Corporation shall be issued to Parent;

(b) each share of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each Share owned by a Company Stockholder (other than any Dissenting Shares, which will be handled pursuant to Section 3.5) shall be cancelled, retired and converted into the right to receive, subject to and in accordance with Section 3.3 and this Section 3.1, the following consideration:

(i) the Company Stockholder Cash Consideration Per Share, which shall be payable to the Company Stockholders in the aggregate amounts set forth on Exhibit C;

(ii) the Escrow Consideration Per Share, which shall be deposited in escrow as security for the indemnification obligations of the Company Stockholders and the Optionholders under this Agreement, and shall be disbursed in accordance with this Agreement and the Escrow Agreement (the aggregate Escrow Consideration deposited by each Company Stockholder and Optionholder into such escrow is conclusively set forth on Exhibit D); and

(iii) the Earn Out Consideration Per Share, if any, which if payable in accordance with this Agreement (including, without limitation, Section 3.6 and Article 9) shall be distributed by the Stockholders’ Representative in accordance with Section 3.6.

The Escrow Consideration, which is (x) a portion of the Merger Consideration that would otherwise be payable to Company Stockholders and (y) a portion of the consideration that would otherwise be payable to Optionholders for cancellation of their Options, shall be placed into escrow as provided by Section 3.7 below. For the avoidance of doubt, no Merger Consideration shall be payable under this Section 3.1 in respect of Options or Option Shares.

3.2 Cancellation of Options. Prior to the Effective Time, (a) the Company will elect to cause all of the outstanding options, warrants or other rights to purchase Shares, whether or not granted under the Option Plans, that are outstanding (each an “Option” and collectively, the “Options”) and unvested to become fully vested prior to the Effective Time (other than those owned by former employees or consultants who by the express terms of the Options have no further rights in or to such Options), (b) the Company shall cause all of the Options that are unexercised and outstanding immediately prior to the Effective Time to be cancelled immediately prior to the Effective Time and shall terminate all Options and the Option Plans immediately prior to or as of the Effective Time, and (c) each holder of such unexercised Options (each an “Optionholder” and collectively the “Optionholders”) will be entitled to the following consideration in exchange for such cancellation (subject to receipt by Parent of the items described in Section 8.3(m)):

(i) cash consideration to be paid promptly after the Effective Time, by check, in an amount equal to (A) (1) the quotient of (x) the Option Cancellation Cash Consideration Base divided by (y) the Option Base, multiplied by (2) the number of Shares issuable upon exercise of the Options held by such Optionholder, minus (3) the aggregate exercise price for the Shares issuable upon exercise of the Options held by such Optionholder, which aggregate amounts are set forth and shall conclusively be deemed to be the amounts on Exhibit E, minus (B) the Optionholder’s Escrow Consideration (which shall be calculated by multiplying (1) the Escrow Consideration Per Share by (2) the total number of the Optionholder’s Option Shares) (such amount in this clause (i), the “Option Cancellation Cash Consideration”);

(ii) the Optionholder’s Escrow Consideration (as calculated in clause (i) above and as conclusively set forth on Exhibit E), which shall be deposited in escrow as security for the indemnification obligations of the Company Stockholders and the Optionholders under this Agreement, and shall be disbursed in accordance with this Agreement and the Escrow Agreement (the aggregate Escrow Consideration deposited by each Company Stockholder and Optionholder into such escrow is set forth on Exhibit D); and

(iii) the Optionholder’s allocable portion (which allocable portion shall be based on the proportional ownership of each Optionholder’s Option Shares to all Shares and Option Shares and shall be as conclusively set forth on Exhibit F-2) of any Earn Out Payment, which if payable in accordance with this Agreement (including, without limitation, Section 3.6 and Article 9) shall be distributed by the Stockholders’ Representative in accordance with Section 3.6.

The holder of record of each Option, the number of Shares for which the Option held by such holder is exercisable and the exercise price thereof is set forth on Exhibit E. Any and all amounts payable to or for the benefit of Optionholders pursuant to this Section 3.2 shall be paid in the amounts set forth on Exhibit E and shall be subject to the Company’s, Parent’s or the Surviving Corporation’s withholding from such amount any and all required withholding Tax. The Company and the Principal Stockholders shall take or cause to be taken all actions necessary so that on and after the Effective Time no Person shall have any option to purchase Shares or any other equity interest in the Company or the Surviving Corporation pursuant to any outstanding Options. Effective on or prior to the Effective Time, the Company will terminate the provisions of all plans, programs, or arrangements of the Company pursuant to which any Person shall have any right to acquire or participate in changes in value of equity securities of the Company.

3.3 Exchange of Certificates. (a) Exchange Procedures. Prior to, or promptly after, the Effective Time, a holder of record of a certificate or certificates which immediately prior to the Effective Time represents (or represented) Shares (“Company Stock Certificates”) shall surrender all Company Stock Certificates held by such holder to Parent.

Upon the surrender of a Company Stock Certificate that is properly endorsed or accompanied by a properly executed stock power (if required by Parent) and accompanied by an executed letter of transmittal in the form supplied by Parent, all in a form satisfactory to Parent, or the delivery to Parent of an affidavit of lost stock certificate (containing indemnification of Parent and security for such indemnification, each acceptable to Parent) executed by the holder of a missing Company Stock Certificate, together with a properly executed stock power (if required by Parent) and accompanied by an executed letter of transmittal in the form supplied by Parent, all in a form satisfactory to Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration.

In the event there has been a transfer of ownership of any Shares that is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a Person other than the Person in whose name the Company Stock Certificate so surrendered is registered only if the Company Stock Certificate representing such Shares is presented to Parent, accompanied by all documents required to evidence and effect such transfer (in addition to the applicable documents described in the preceding paragraph) and evidence that any applicable stock transfer Taxes have been paid, all in form satisfactory to Parent.

Immediately following the Effective Time, each Company Stock Certificate outstanding prior to the Effective Time shall be cancelled and shall thereafter represent only the right to receive upon surrender the applicable Merger Consideration with respect to the Shares formerly represented thereby. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Company Stock Certificate.

(a) [INTENTIONALLY OMITTED]

(b) No Further Rights in Company Stock. All Merger Consideration payable upon cancellation of any Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(c) [INTENTIONALLY OMITTED]

(d) No Liability. None of Parent or the Surviving Corporation shall be liable to any Company Stockholder for any such Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder or Optionholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or Optionholder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Shares and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Stock Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.

3.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the GCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration except as provided below. Such stockholders shall instead be entitled to receive payment of the appraised value of such Shares held by them in accordance with the GCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have withdrawn or lost their rights to appraisal of such Shares under the GCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.3, of the Company Stock Certificates.

(b) The Company and the Principal Stockholders shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other documents or instruments served pursuant to the GCL and received by the Company or the Principal Stockholders in respect thereof and (ii) the opportunity to direct all negotiations and proceedings (and make all settlements) with respect to demands for appraisal under the GCL. The Company and the Principal Stockholders shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding the foregoing, Parent shall not settle any appraisal demand or claim for an amount greater than the Merger Consideration that would have been payable hereunder to the Company Stockholder asserting such demand or claim without the consent of Stephen Rattner (which shall not be unreasonably withheld or delayed).

(c) If any Company Stockholder exercises appraisal or dissenter’s rights in respect of Dissenting Shares and either agrees to a settlement or obtains a judgment from the applicable Delaware court under which he, she or it is to receive an amount which is different than the Merger Consideration, then, to the extent that such settlement or judgment does not include the Escrow Consideration Per Share or Earn Out Consideration Per Share that such Company Stockholder would otherwise be entitled to under this Agreement, the allocable portion of the remaining Escrow Consideration and Earn Out Payments (after application of the following sentence) for all Company Stockholders (other than those holding such Dissenting Shares) and Optionholders shall be increased pro rata based on their relative allocable percentage prior to such adjustment. Payments made to holders of Dissenting Shares in settlement or pursuant to a judgment in respect of such Dissenting Shares shall be made first from the cash consideration that would have been paid to him, her or it had such holder not exercised appraisal or dissenter’s rights and then from the other sources described in Article 9. Except as expressly provided in a settlement or judgment in respect of Dissenting Shares, the holder of Dissenting Shares shall not be entitled to exercise any rights as a Company Stockholder under this Agreement or any other Transaction Document after the Effective Time.

3.6 Earn Out Payments.

(a) The Company Stockholders and the Optionholders shall be entitled to receive additional consideration for their Shares or Option Shares contingent upon the performance of the Surviving Corporation’s business during the two Measurement Years (the “Earn Out Period”), all as described in Section 3.6(b). The Earn Out Period may be unilaterally extended by Parent in its sole discretion as provided in Exhibit F-1.

(b) For purposes of determining whether the Company Stockholders and the Optionholders shall be entitled to receive Earn Out Payments, the Earn Out Period will be divided into two twelve month periods (each a “Measurement Year”): The first Measurement Year begins on January 1, 2006 and ends on December 31, 2006, and the second Measurement Year begins on January 1, 2007 and ends on December 31, 2007. For each Measurement Year, the Company Stockholders and the Optionholders will in the aggregate be entitled to receive the payments set forth on Exhibit F-1 (the “Earn Out Payments”) if and to the extent the conditions set forth on Exhibit F-1 are met during the applicable Measurement Year. Exhibit F-2 sets forth each Company Stockholder’s and Optionholders allocable percentage of any Earn Out Payment.

(c) Within 30 days following the end of the applicable Measurement Year, Parent shall deliver to the Stockholders’ Representative a written notice (the “Earn Out Notice”) that sets forth (i) the Surviving Corporation’s EBITDA for such Measurement Year and (ii) Parent’s calculation of the Earn Out Payment, if any, to be paid to the Stockholders’ Representative on the upcoming Payment Date, along with all information reasonably necessary to demonstrate the accuracy calculation of said amounts. Not later than 10 Business Days after receiving the Earn Out Notice, the Stockholders’ Representative shall notify Parent in writing as to whether the Stockholders’ Representative has any objection to Parent’s determination of the Earn Out Payment (the “Objection Notice”). If no such Objection Notice is given, then the amount of the Earn Out Payment for such Measurement Year in the Earn Out Notice shall be deemed to be agreed upon and such agreement shall be final and binding upon the parties. If the Stockholders’ Representative notifies Parent that it disagrees with any of Parent’s calculations, such notification shall provide a reasonably detailed explanation of the Stockholders’ Representative’s disagreement with Parent’s calculation. In connection with verifying the accuracy of Parent’s calculation of any Earn Out Payment, or Parent’s determination that no such payment is due for a given Measurement Year, Parent shall provide the Stockholders’ Representative with reasonable access during normal business hours to such of its and the Surviving Corporation’s books and records as is reasonably requested by the Stockholders’ Representative. If the Stockholders’ Representative and Parent are unable to resolve any disagreements within 30 days after the Stockholders’ Representative’s delivery to Parent of the Objection Notice, the determination of the Earn Out Payment, the disputed items and all relevant records and information with respect to the disputed items shall be submitted to the Independent Accounting Firm for determination of the amount of such disputed items only, which determination shall be final and binding on the Parties. The expenses of the Independent Accounting Firm shall be borne by the Company Stockholders and the Optionholders and shall be paid by offset against any Earn Out Payment; provided, however, if Parent is the Party whose determination of the disputed amount or amounts is furthest from the amount determined by the Independent Accounting Firm, then the fees and expenses of the Independent Accounting Firm shall be borne by Parent.

(d) Any portion of any Earn Out Payment that is due and undisputed by the Parties shall be paid by Parent to the Stockholders’ Representative by wire transfer of immediately available funds within 30 Business Days after receipt by Parent and the Surviving Corporation of an Objection Notice (or if none is received, within 30 Business Days after an Objection Notice would be due if timely made by the Stockholders’ Representative). Any portion of any Earn Out Payment that is disputed and is finally determined to be due either by mutual agreement of the Parties or the Independent Accounting Firm shall be paid by Parent to the Stockholders’ Representative by wire transfer of immediately available funds within 30 Business Days after the mutual agreement or final determination of the disputed amount, as applicable. The Stockholders’ Representative is expressly authorized and directed to pay out of the proceeds of any Earn Out Payment by Parent any fees and expenses owed to any finder or broker as a result thereunder prior to the remainder being distributed to the Company Stockholders and Optionholders. The Stockholders’ Representative shall be solely responsible for distributing to the Company Stockholders and the Optionholders the amount of any Earn Out Payment paid by Parent pursuant to this Section 3.6 (subject to the preceding sentence). Parent shall have no responsibility or Liability for the allocation of any such Earn Out Payment amount among the Company Stockholders and the Optionholders or the payment thereof to the Company Stockholders and the Optionholders. The Company Stockholders and the Optionholders shall look solely to the Stockholders’ Representative with respect to the determination of their entitlement to any Earn Out Payment and the amount thereof.

(e) Parent shall have the right to offset any Parent Losses recoverable under Article 9 (giving effect to Section 9.3(a)) against any Earn Out Payments due under this Agreement.

3.7 Escrow. On or before the Closing, Parent and the Company shall engage the Escrow Agent. To secure the Company Stockholders’ and the Optionholders’ indemnification obligations under this Agreement, Parent will place into escrow with the Escrow Agent the Escrow Consideration. The Escrow Agent shall hold and distribute the Escrow Consideration in accordance with the terms of the Escrow Agreement. The Stockholders’ Representative is authorized to act on behalf of the Company Stockholders and the Optionholders with respect to the Escrow Consideration. All payments of Escrowed Property made by the Escrow Agent to Parent in accordance with this Agreement or the Escrow Agreement including, without limitation, in satisfaction of any Working Capital Adjustment payment owed to Parent under Section 3.9(e) or in satisfaction of indemnification claims under Article 9 herein, shall be allocated pro rata to each Company Stockholder and Optionholder based on the relative amount of the Escrow Consideration allocated to such Company Stockholder or Optionholder under this Agreement. All payments of Escrowed Property made by the Escrow Agent to the Stockholders’ Representative in accordance with this Agreement and the Escrow Agreement shall be allocated pro rata to each Company Stockholder and Optionholder, and (subject to the following sentence) paid by the Stockholders’ Representative to such Company Stockholder or Optionholder on a pro rata basis, in each case based on the relative amount of the Escrow Consideration allocated to such Company Stockholder or Optionholder under this Agreement. The Stockholders’ Representative is expressly authorized and directed to pay out of the proceeds of any Escrowed Property released to him any fees and expenses owed to any finder or broker as a result thereunder prior to the remainder being distributed to the Company Stockholders and Optionholders. Each Company Stockholder’s and Optionholder’s allocable portion and percentage of the Escrow Consideration (and allocable percentage of any subsequent payments of Escrowed Property to Parent or the Stockholders’ Representative, as the case may be) is conclusively set forth on Exhibit D attached hereto. The Stockholders’ Representative shall be solely responsible for distributing to each Company Stockholder and Optionholder in accordance with this Agreement and the Escrow Agreement the amount of any Escrowed Property paid by the Escrow Agent to the Stockholders’ Representative pursuant to the Escrow Agreement. Neither the Escrow Agent nor Parent shall have any responsibility or Liability for the allocation of any such Escrowed Property among the Company Stockholders and the Optionholders or the payment thereof to the Company Stockholders and the Optionholders. The Company Stockholders and the Optionholders shall look solely to the Stockholders’ Representative with respect to the determination of their entitlement to any Escrowed Property and the amount thereof.

3.8 Payment of Transaction Expenses. At least five (5) Business Days prior to the Effective Time, the Company may request that Parent pay certain Transaction Expenses (and thereby reduce the Merger Consideration and the Option cancellation consideration). In any such request, the Company shall provide Parent with a detailed list of Transaction Expenses that it is requesting that Parent pay on the Company’s behalf. After the Effective Time, Parent shall (on behalf of the Company) pay the Transaction Expenses described on such list, and its agreement to pay such Transaction Expenses shall reduce the Merger Consideration and the

Option cancellation consideration on a dollar-for-dollar basis (as provided in the definition of “Company Stockholder Cash Consideration Base” and “Option Cancellation Cash Consideration Base”), and such payments by Parent shall be considered “Assumed Transaction Expenses.” For the avoidance of doubt, neither Parent nor the Surviving Corporation shall be liable for any Transaction Expense which did not reduce the Company Stockholder Cash Consideration Base and the Option Cancellation Cash Consideration Base (except if Section 8.6(b) is applicable).

3.9 Working Capital Adjustment.

(a) Closing Statement. Within one hundred ten (110) days after the Closing, Parent will prepare and deliver to the Stockholders’ Representative a statement setting forth its calculation of the Working Capital (“Closing Statement”). For purposes of calculating Working Capital under this Section 3.9, the Company’s trade receivables described in clause (b) of the definition of “Working Capital” shall only be included in such calculation if such trade receivables were outstanding on the Closing Date and have been collected between the Closing Date and the 90th day after the Closing Date.

(b) Closing Calculation. To aid its review of Parent’s Closing Statement, the Stockholders’ Representative shall be entitled to reasonable access to the records and working papers prepared by Parent specifically for the calculation of the Working Capital. If the Stockholders’ Representative believes that the Working Capital set forth on Parent’s Closing Statement has not been properly calculated in accordance with this Section 3.9, it shall, within ten (10) days after delivery of Parent’s Closing Statement, give written notice (the “Objection”) to Parent, setting forth the detailed basis of each objection and the specific adjustments to Parent’s Closing Statement which the Stockholders’ Representative believes should be made. Failure to provide Parent with the Objection in accordance with this Section 3.9 within such ten (10) day period shall constitute acceptance and approval by the Stockholders’ Representative of Parent’s Closing Statement. For a period of ten (10) days after the Objection (the “Negotiation Period”), Parent and the Stockholders’ Representative shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible. If, after the Negotiation Period, any disputes still remain unresolved, then:

(c) Dispute Resolution. Parent and the Stockholders’ Representative promptly shall engage a reputable accounting firm mutually acceptable to Parent and the Stockholders’ Representative (the “Neutral Accounting Firm”) to resolve such disputes. The Neutral Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by Parent and the Stockholders’ Representative, only those issues set forth in the Objection which are still in dispute. Each of Parent and the Stockholders’ Representative shall make its complete submission to the Neutral Accounting Firm within seven (7) days following the engagement of the Neutral Accounting Firm. The failure by either Party to make a complete submission prior to the expiration of such seven (7) day period shall be deemed a waiver of such Party’s right to make a submission to the Neutral Accounting Firm. The Parties shall instruct the Neutral Accounting Firm to resolve the remaining disputes and to determine the Working Capital in a manner consistent with the provisions of this Section 3.9 and within twenty (20) days following the date on which the last submission from a Party is timely made. The Neutral Accounting Firm shall resolve the remaining disputes and determine the

Working Capital not on the basis of an independent review, but only within the disputed ranges. Such resolution shall be set forth in a written statement delivered to Parent and the Stockholders’ Representative, and shall be final, binding and conclusive, absent manifest error. The fees and any expenses of the Neutral Accounting Firm shall be paid by the Party whose calculation of Working Capital submitted to the Neutral Accounting Firm is farther away from the Neutral Accounting Firm’s determination of Working Capital (subject in the case of the Stockholders’ Representative to Section 9.5(e)).

(d) Working Capital Adjustment Payment by Parent. If the Working Capital, as determined pursuant to this Section 3.9, is greater than $220,000, then, within thirty (30) Business Days after the Working Capital has finally been determined, Parent shall pay to the Stockholders’ Representative for the benefit of the Company Stockholders and the Optionholders (in immediately available funds) an amount equal to (x) the Working Capital (as determined under this Section 3.9) minus (y) $220,000. The Stockholders’ Representative is expressly authorized and directed to pay out of the proceeds of any Working Capital Adjustment payment by Parent any fees and expenses owed to any finder or broker as a result thereunder prior to the remainder being distributed to the Company Stockholders and Optionholders. The Stockholders’ Representative shall then promptly distribute such proceeds to the Company Stockholders and the Optionholders in the same proportion as if such payment was an Earn Out Payment (i.e., the allocations described in Exhibit F-2), subject to the preceding sentence. The Stockholders’ Representative shall be solely responsible for distributing to the Company Stockholders and the Optionholders the amount of any Working Capital Adjustment payment made by Parent pursuant to this Section 3.9. Parent shall have no responsibility or Liability for the allocation of any such Working Capital Adjustment payment among the Company Stockholders and the Optionholders or the payment thereof to the Company Stockholders and the Optionholders. The Company Stockholders and the Optionholders shall look solely to the Stockholders’ Representative with respect to the determination of their entitlement to any Working Capital Adjustment payment and the amount thereof. Parent shall have the right to offset any Parent Losses recoverable under Article 9 (after giving effect to Section 9.3(a)) against any Working Capital Adjustment payments owed by Parent under this Section 3.9(d).

(e) Working Capital Adjustment Payment to Parent. If the Working Capital, as determined pursuant to this Section 3.9, is less than $220,000, then Parent shall be entitled to receive out of the Escrowed Property an amount equal to (x) $220,000 minus (y) the Working Capital (as determined under this Section 3.9). The Stockholders’ Representative shall sign any notices or statements (and send any such notices or statements) requested by Parent so that the Escrow Agent will release such Escrowed Property to Parent under the Escrow Agreement. If there is not sufficient Escrowed Property to cover the full amount of any Working Capital Adjustment payment owed to Parent hereunder, Parent may offset any amounts needed to fully cover any such shortfall against any Earn Out Payments which may be owed to the Company Stockholders and Optionholders under this Agreement. Any payment from the Escrowed Property or offsets against Earn Out Payments under this Section 3.9(e) shall reduce the amount of such payments to be received by each Company Stockholder and Optionholder on a pro rata basis, in each case based on the relative amount of the Escrow Consideration allocated to such Company Stockholder or Optionholder under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS STOCKHOLDERS

The Company represents and warrants to Parent and the Surviving Corporation as follows (it being understood that after the Effective Time, the representations and warranties of the Company made under this Article 4 shall be deemed solely made by the Company Stockholders, subject to Section 9.3(c)):

4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to own and hold its assets, properties and rights and to conduct its business and operations as currently conducted. The Company is duly licensed, permitted or qualified to do business in each jurisdiction in which the ownership of its assets, properties and rights or its business and operations makes such licensing or qualification necessary. Each jurisdiction in which the Company is licensed, permitted or qualified to do business is disclosed on Schedule 4.1. The Company has no direct or indirect subsidiaries or equity interests (or the right to acquire equity interests) in any Person. The Company has delivered to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

4.2 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The Company has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger). This Agreement has been, and upon execution and delivery by the Company each of the other Transaction Documents to which it is a party will be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto unrelated to the Company) constitute or will constitute, as applicable, the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its respective terms.

4.3 Non-Contravention. Except as disclosed on Schedule 4.3, none of the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Merger) will conflict with the Company’s organizational documents or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of the Company pursuant to, (a) any Contract or instrument to which the Company is a party or by which its properties are bound or (b) any Law applicable to the Company.

4.4 Financial Statements. (a) The Company has delivered to Parent (i) an unaudited balance sheet of the Company as at March 31, 2006 (the “Unaudited Balance Sheet”) and unaudited statements of income, cash flow and changes in stockholders’ equity of the Company for the three (3)-month period ended March 31, 2006 (collectively, the “Unaudited Financial Statements”) and (ii) unaudited balance sheets of the Company as at December 31, 2003, December 31, 2004 and December 31, 2005, and unaudited statements of income, cash flow and changes in stockholders’ equity of the Company for the twelve-month period ended December 31, 2003, December 31, 2004 and December 31, 2005 including all notes thereto (collectively, the “Unaudited Historical Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly the financial condition and results of operations of the Company as at the respective dates and for the respective periods covered thereby (subject to, in the case of interim financial statements included in the Unaudited Financial Statements, normal and customary year-end adjustments which are not, individually or in the aggregate, material), (y) are correct and complete for the periods covered thereby and (z) are consistent with the books and records of the Company.

(b) The Company has no Liabilities except for (i) Liabilities set forth on the Unaudited Balance Sheet, and (ii) monetary Liabilities in the amounts set forth on Schedule 4.4(b). The Company is not a guarantor or otherwise responsible for any Liability (including indebtedness) of any other Person.

(c) As of the Effective Time, the Company will have Working Capital (calculated in accordance with Section 3.9) of at least $220,000 (after giving effect to the repayment of indebtedness and other amounts owed to Michael Feinberg (as described in Section 8.3(i)), the payment by the Company of Transaction Expenses (other than Assumed Transaction Expenses), the payment of Employee Pro Rata Bonuses and any payments or distributions made in accordance with Section 7.1(m)).

(d) Neither the Company, nor Parent, nor any Affiliate of Parent will be invoiced for (or owe) any Transaction Expenses after the Effective Time (assuming payment of Assumed Transaction Expenses by Parent in accordance with Section 3.8).

4.5 Governmental Consents. Except as disclosed on Schedule 4.5 and the filing of the Articles of Merger, there are no Consents under applicable Law necessary or required in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Merger).

4.6 Compliance with Laws. Except as disclosed on Schedule 4.6, the Company has conducted and continues to conduct its business and operations in accordance with all applicable Laws and is not in violation of any such Laws. Except as disclosed on Schedule 4.6, no notice has been received from, and no investigation or review is pending or, to the Knowledge of each of the Company and the Principal Stockholders, threatened by, any Governmental Authority or third party with regard to any alleged violation by the Company of any such Law.

4.7 Environmental Matters. (a) The Company has been and continues to be in compliance with all Environmental Laws.

(b) The Company holds, and is in compliance with, all Licenses required under Environmental Laws (“Environmental Permits”). Each Environmental Permit is identified on Schedule 4.7(b) and will remain valid and effective immediately after the Closing without the Consent of any Governmental Authority.

(c) Except as disclosed on Schedule 4.7(c), the Company has not received notice of any pending or threatened claim or investigation by any Governmental Authority or other third party which has standing to bring such a claim or investigation alleging a violation of or Liability under any Environmental Law or with respect to any Site and, to the Knowledge of the Company and the Principal Stockholders, there are no facts or circumstances which could reasonably be expected to result in any such claim or investigation.

(d) Except as disclosed on Schedule 4.7(d), there has been no Release of any Hazardous Substance at, to, on, under or from any Site in violation of, or in any manner that could result in any Liability under, any Environmental Law. Neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any of its predecessors has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-Site location which could result in Liability to the Company under any Environmental Law.

(e) No Site is a current Environmental Clean-up Site. Except as disclosed on Schedule 4.7(e), there are no underground storage tanks, active or abandoned, polychlorinated biphenyl containing equipment or asbestos containing material at any Site.

(f) There is no Lien arising under or pursuant to any Environmental Law on any real property and, to the Knowledge of the Company and the Principal Stockholders, there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any real property.

(g) The Company has not, either expressly or by operation of Law, assumed, undertaken or agreed to assume or undertake responsibility for any Liability of any other Person arising under or relating to any Environmental Law, including, without limitation, any obligation for investigation, corrective or remedial action. The Company has not entered into or is subject to any order, settlement, agreement or decree relating to (i) any violation of any Environmental Law or Liabilities under any Environmental Law or (ii) the response to or remediation of Hazardous Substances at, to, on, under, from or arising from any Site.

(h) The Company has delivered to Parent all environmental investigations, studies, audits, tests, reviews or other analyses conducted prior to the date hereof by or on behalf of the Company with respect to any real property.

4.8 Permits. Schedule 4.8 sets forth a true, complete and correct list of all Licenses of any Governmental Authority necessary or required for the lawful operation of the Company’s business and operations. The Company is in compliance with the terms of all such Licenses. To the Knowledge of the Company and the Principal Stockholders, no event has occurred with respect to any License which would permit the revocation, termination or suspension thereof or would result in any impairment of the rights of the holder thereto. No notice has been received and, no investigation or review is pending or, to the Knowledge of the Company and the Principal Stockholders, threatened, by any Governmental Authority, with regard to (i) any alleged violation by the Company of any License or (ii) any alleged failure by the Company to have any License. Except as disclosed on Schedule 4.8, upon consummation of the transactions contemplated by this Agreement (including the Merger), such Licenses will be in full force and effect and valid with respect to the Surviving Corporation without termination or impairment.

4.9 Litigation, etc. Except as disclosed on Schedule 4.9, there are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations, pending or, to the Knowledge of the Company and the Principal Stockholders, threatened (a) relating to or affecting the Company, or (b) challenging in any respect the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (including the Merger). To the Knowledge of the Company and the Principal Stockholders, there are no facts or circumstances that may give rise to any of the foregoing. The Company has not agreed to, nor is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, arbitration, proceeding, claim or investigation which could in any manner adversely affect it.

4.10 Employees and Benefits. (a) Schedule 4.10(a) sets forth a list of all of the employees and independent contractors of the Company (including employees receiving salary continuation benefits under any short-term disability or salary continuation program, active employees on military service or other approved absences and employees absent from work pursuant to sick leave or other leave granted or required to be granted under the terms of the Family and Medical Leave Act (with all such employees and their respective reasons for leave being appropriately disclosed on said schedule)) and the salary and benefits to which each is receiving or to which may be entitled.

(b) Schedule 4.10(b) sets forth a true and complete list of all employee benefit plans covering or otherwise benefiting employees or former employees of the Company, including, without limitation, any plan, program, arrangement, agreement or commitment that is an employment, consulting, severance, termination or deferred compensation, change in control or similar agreement, or any bonus, stock option, stock purchase, pension, incentive, profit sharing, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance, life, health, disability, accident, medical or dental insurance, vacation or other welfare or other employee benefit plan, program, arrangement, agreement or commitment (whether oral or written, whether for the benefit of a single individual or more than one individual), including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject thereto (collectively, the “Plans”). The Company has delivered or made available to Parent a true, accurate and complete copy of each Plan. Except as disclosed on Schedule 4.10(b), there are no pending changes, amendments or improvements to any Plan (other than immaterial changes, amendments or improvements to be made in the ordinary course or business consistent with past practice).

(c) Each Plan is identified on Schedule 4.10(c) as a “qualified plan” if it is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”). Each Qualified Plan has received a favorable determination letter from the IRS as to its qualification status; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and nothing has occurred since the date of such letters that should result in the loss of such qualifications or exemptions.

(d) Each Plan (and the Company’s operation of such Plan) is in compliance with the applicable provisions of the Code, ERISA and other Laws relating to the Plan (including, without limitation, the health care continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA). Each Plan (and the Company’s operation of such Plan) has operated in accordance with its respective terms. There is no action, suit, arbitration, proceeding, claim or investigation pending or, to the Knowledge of the Company and the Principal Stockholders, threatened with respect to any Plan, other than routine claims for benefits under a Plan in the ordinary course of business consistent with past practice. To the Knowledge of the Company and the Principal Stockholders, there are no facts or circumstances that may give rise to any of the foregoing. All reports required by any Governmental Authority with respect to a Plan have been timely and accurately filed. All contributions and premiums with respect to each Plan have been timely made. All payments due from the Company with respect to a Plan have been timely made or properly accrued on its books and financial records.

(e) The Company has delivered or made available to Parent with respect to each Plan for which the following exists: (i) a copy of the Form 5500 for the most recent Plan year; (ii) a copy of the current Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan in the past year; (iii) if the Plan is funded through a trust or any third-party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement, including all amendments thereto and the latest financial statements thereof; and (iv) a copy of the determination and exemption letters relating to the Qualified Plans described in Section 4.10(c).

(f) Except as provided on Schedule 4.10(f), neither the Company nor any ERISA Affiliate has contributed to, contributes to or has any Liability under ERISA, the Code or any judgment with respect to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or to any “multiple employer plan,” as described in Section 4063 of ERISA. With respect to each Plan subject to Title IV of ERISA, except as disclosed on Schedule 4.10(f), the Company has made full and timely payment of all contributions required under the terms of each such Plan, Section 412(m) of the Code and Section 302(e) of ERISA; the present fair market value of all assets of each such Plan exceeds the present value of all vested benefits under each such Plan, as determined on the most recent valuation date of such Plan and in accordance with the provisions of ERISA; and no accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) exists with respect to any such Plan. Neither Parent nor any Affiliate of Parent shall incur any Liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation under ERISA as a result of the transactions contemplated by this Agreement or the other Transaction Documents (including the Merger).

(g) No reportable event (as defined in Section 4043(e) of ERISA), prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), accumulated funding deficiency (as defined in Section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or Section 411(d) of the Code) has occurred with respect to any Plan or will occur as a result of the transactions contemplated by this Agreement or the other Transaction Documents (including the Merger). Neither the Company nor any ERISA Affiliate has incurred any Liability for any Tax imposed under Section 4971 through 4980E of the Code or civil Liability under Section 502(i) or (l) of ERISA.

(h) Other than the health care continuation requirements of the Code and ERISA, there are no benefits to be provided to current retirees under any of the Plans which constitutes a welfare benefit plan. Except as disclosed on Schedule 4.10(h), no benefit under any Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or any of the other Transaction Documents (including the Merger), either alone or in conjunction with another event (such as termination of employment).

4.11 Capitalization. (a) The authorized capital stock of the Company consists of (i) 8,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 shares have been designated Company Preferred Stock, (A) of which 4,066,764 shares are issued and outstanding immediately prior to the Conversion and the Effective Time, and (B) no shares of which will be issued and outstanding after the Conversion but immediately prior to the Effective Time, and (ii) 10,000,000 shares of Company Common Stock, (A) of which 5,736,250 shares are issued and outstanding immediately prior to the Conversion and the Effective Time, and (B) of which 9,803,014 shares will be issued and outstanding after the Conversion but immediately prior to the Effective Time. There is no authorized preferred stock of the Company other than the Company Preferred Stock, and there is no preferred stock of the Company issued and outstanding other than the Company Preferred Stock to the extent described in the preceding sentence. All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Company Stockholders, as set forth on Exhibit A, free and clear of all Liens. Except as set forth on Exhibit E or Schedule 4.11, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. There are no voting trusts, proxies, or other contracts with respect to any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. All Shares have been issued in accordance with applicable Law (including federal and state securities Laws) and no holder of Shares has any rescission or other similar right relating to the Shares.

(b) The Conversion has been (or prior to the Closing will be) approved by the Company Stockholders owning Company Preferred Stock in accordance with the Company’s organizational documents and the GCL. The Company has not issued any Shares, Options, other equity securities or rights to acquire or purchase any of the foregoing, nor has any “Adjustment

Event” (as defined in the Company’s certificate of incorporation) or any other event or condition occurred, which in any case would have the effect of changing the “A Conversion Ratio” (as defined in the Company’s certificate of incorporation) from the current “A Conversion Ratio” of one share of Company Preferred Stock into one share of Company Common Stock upon the Conversion.

4.12 Assets. The Company owns, leases or has a valid and enforceable right to use all of the properties and assets, including, without limitation, real property, personal property and contract rights (other than Intellectual Property, which is covered by Section 4.22 hereof), used or intended to be used in the conduct of its business or otherwise owned, leased or used by the Company (all such properties, assets and contract rights, collectively, the “Assets”). The Company has, and upon the Merger the Surviving Corporation will have, good and marketable title to, or, in the case of leased or subleased Assets, valid and enforceable leasehold interests in, all the Assets, free and clear of all Liens other than Permitted Liens. The buildings, machinery, equipment and other tangible assets included in the Assets are in good working condition, reasonable wear and tear excepted, have been maintained in accordance with normal industry practice, and are fully usable in the ordinary course of the Company’s business consistent with past practice and custom.

4.13 Contracts. (a) Schedule 4.13(a) sets forth a complete and accurate list of all of the Contracts. Each such Contract constitutes a valid and legally binding obligation of the parties thereto enforceable in accordance with its terms. Neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any other party is in breach or default under any such Contract, and no event has occurred with respect to the Company or, to the Knowledge of the Company and the Principal Stockholders, with respect to any other party which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any such Contract. No party has repudiated any provision of any such Contract.

(b) The Company has furnished to Parent a true and correct copy of each Contract listed on Schedule 4.13(a) (including any amendments, modifications, supplements and waivers thereto and a written summary of each oral Contract listed thereto). Except for the Contracts listed on Schedule 4.13(b), no Contract requires the Consent of any other party thereto to effectuate the Merger and to maintain its continuing effectiveness after the Merger.

4.14 Real Property. The Company does not own any real property. Schedule 4.14 lists and describes all real property leased or subleased by the Company or any predecessor company at any time, and the related leases and subleases. The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Schedule 4.14 (as amended to date). With respect to each current lease and sublease of real property;

(a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(b) neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any other party to the lease or sublease is in breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c) neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any other party to the lease or sublease has repudiated any provision thereof;

(d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

4.15 [Intentionally Omitted.]

4.16 No Third Party Options. There are no existing Contracts, options or rights with, of or to any Person to acquire any assets, properties or rights of the Company, except for those Contracts for the sale of Inventory entered into by the Company in the ordinary course of business consistent with past practice. There are no outstanding or effective powers of attorney executed by or on behalf of the Company.

4.17 Taxes. (a) The Company (i) has timely filed with the appropriate taxing authority all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, complete and correct and (ii) has timely paid all Taxes due and payable by it. The Company has delivered a true and correct copy of such Tax Returns to Parent.

(b) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, with respect to Employee Pro Rata Bonuses) and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over.

(c) The Company has not executed or filed with the IRS or any other Tax authority any agreement, consent, waiver or other document extending, or having the effect of extending, the period for the assessment or collection of any Taxes.

(d) No power of attorney (or other document granting another Person the authority to act as agent with respect to any matter relating to Taxes) which is currently in force has been granted by the Company with respect to any matter relating to Taxes.

(e) The Company is not a party to or bound by any Contract providing for the allocation sharing or indemnification of any Taxes or has any Liability to any Person as a result thereof.

(f) There are no pending or, to the Knowledge of the Company and the Principal Stockholders, threatened audits, actions, suits, arbitrations, proceedings, claims or investigations against or with respect to the Company with respect to any Taxes or Tax Returns.

(g) The Company has not received notice of a claim by any jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(h) The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) The Company has complied in full with all document and record retention requirements set forth in the Code and all other applicable Laws.

(j) The Company has not participated in any reportable or listed transactions under the Code or other applicable Tax Laws.

(k) The Company is not a party to any Contract or plan that could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the code.

4.18 Books of Account. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company. The Company has not engaged in any transaction except for transactions reflected in its normally maintained books and records.

4.19 Existing Condition. Since December 31, 2005, the Company has operated its business and operations in the ordinary course of business consistent with past practice, and there has not been any event, condition, change, action, failure to act or transaction which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the assets, Liabilities, businesses, financial condition, operations, results of operations or prospects of the Business or the Acquired Assets. Neither the Company nor the Principal Stockholders has any knowledge or reason to believe that any material customer or supplier intends to terminate or materially curtail its relationship with the Company (including, without limitation, as a result of the Merger).

4.20 Labor Matters. (a) Except as disclosed on Schedule 4.20(a): the Company is not a party to any collective bargaining agreement covering any employee of the Company and no collective bargaining agreement is currently being negotiated; there is no labor union representing any employee of the Company; to the Knowledge of the Company and the Principal Stockholders, no attempt is currently being made or has been made during the past five (5) years to organize the Company’s employees to form or enter a labor union or similar organization; and there are no pending or, to the Knowledge of the Company and the Principal Stockholders, threatened representations, campaigns, elections, certification proceedings or petitions seeking a representation proceeding brought or filed with the National Labor Relations Board or any other Governmental Authority having jurisdiction over labor relations regarding the Company’s employees.

(b) Except as disclosed on Schedule 4.20(b), there is no organized labor strike, material dispute or walkout by the Company’s employees occurring presently or, to the Knowledge of the Company and the Principal Stockholders, threatened, and the Company has not been notified of any employee grievances which could reasonably be expected to lead to any of the foregoing. Except as disclosed on Schedule 4.20(b), the Company has not experienced any organized labor strike, material dispute or walkout by its employees engaged during the past five (5) years.

(c) Except as disclosed on Schedule 4.20(c), there is no unfair labor practice complaint or other proceeding against the Company pending before the National Labor Relations Board or any Governmental Authority regarding any employee of the Company.

4.21 Accounts Receivable. All receivables of the Company (a) are valid and existing and resulting from transactions in the ordinary course of business consistent with past practice and (b) will be collectible in the full amount thereof without setoff or counterclaim within ninety (90) days of the Closing Date (or in the case of receivables from Bally Fitness within one hundred twenty (120) days of the Closing Date) net of any reserve therefor set forth in the most recent Financial Statements.

4.22 Intellectual Property.

(a) The Company owns or has a valid right to use all of the Intellectual Property used in or necessary to conduct the Company’s business. The Company is the sole and exclusive owner of the entire right, title and interest in and to all Intellectual Property owned by it free and clear of any and all Liens other than Permitted Liens, and there are no rights or interests, matured or unmatured, fixed or contingent, in or to such Intellectual Property in favor of any other Person.

(b) Schedule 4.22(b) identifies each of the Company’s proprietary software products and each major module or component thereof, including all such software that currently or was in the past used, marketed, licensed or sold by the Company and all such software that is currently in development (collectively, the “Company Software”).

(c) The Company has not interfered with, infringed upon, misappropriated or violated any intellectual property rights of any Person in any respect, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any Person). There is no pending or threatened litigation against the Company relating to the Company’s use or ownership of any Intellectual Property, nor is there any pending or threatened litigation against the Company relating to the violation or infringement by the Company of any intellectual property of any other Person. To the Knowledge of the Company and the Principal Stockholders, no Person has interfered with, infringed upon, misappropriated, or violated any Intellectual Property of the Company.

(d) Schedule 4.22(d) identifies each patent or registration which has been issued to the Company, identifies each pending patent application or application for registration which the Company has made, and identifies each license, agreement, or other permission involving Intellectual Property which the Company has granted to any Person. The Company has delivered to Parent true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 4.22(d) also identifies (i) each unregistered trade name, trademark, service name or service mark used by the Company, (ii) each unregistered copyright owned by the Company, (iii) all of the Company’s telephone numbers, and (iv) all of the Company’s internet domain names, URLs and internet addresses. With respect to each item of Intellectual Property required to be identified in Schedule 4.22(d):

(A) the Company possess all right, title and interest in and to the item, free and clear of any Liens other then Permitted Liens;

(B) the item is legal and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company and the Principal Stockholders, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

(D) the Company has never agreed to indemnify, defend or hold harmless any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(e) Schedule 4.22(e) identifies each item of Intellectual Property that any Person (other than the Company) owns and that the Company uses, whether or not pursuant to any license, sublicense, agreement, or other form of permission. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.22(e):

(i) the Company has a valid license or right to use such Intellectual Property, and the license, sublicense, agreement or other form of permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

(ii) nothing has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(iv) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v) the Company has duly paid all amounts due and owing to the owner of licensor thereof, including any amounts due and owing under each such license, sublicense, agreement, or permission, in full as of the Effective Time, and no further payments are due or owed by the Company.

(f) No third party has made a claim against the Company or, to the Company’s and the Principal Stockholder’s knowledge, has reason to make a claim against the Company that any Person employed by or who has performed services for the Company has (i) violated or may be violating any of the terms or conditions of his or her employment, retention, noncompetition or nondisclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its current or former employees. No Person employed by or who has performed services for the Company has employed or proposes to employ, in violation of any valid written agreement that is binding on such Person(s), any trade secret or any information or documentation proprietary to any former employer or customer that the Company does not have the right to use, and no Person employed by or who has performed services for the Company has violated any confidential relationship that such Person may have had with any third party, in connection with the development, manufacture or sale of any product or the development or sale of any service of the Company.

(g) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(h) The Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all of its Intellectual Property that is confidential or proprietary.

(i) All Company Software that is material to the operation of the Company’s business (other than licensed “off-the-shelf” software available through commercial distribution channels on standard terms and conditions) (i) is free from any material software defect or material programming error, (ii) runs in a commercially reasonable manner, and (iii) conforms in all material respects to the specifications thereof. The Company has made all material documentation relating to the use, maintenance and operation of the Company Software available to Parent, all of which, are true, accurate and complete.

4.23 Brokers, Finders, etc. Neither the Company nor the Principal Stockholders is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the Merger), except for the Persons disclosed on Schedule 4.23.

4.24 Insurance. Schedule 4.24 sets forth the following information with respect to each insurance policy (including, without limitation, policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name, address, and telephone number of the insurance agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage is an a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any deductibles, co-insurance, self-insurance, retroactive premium adjustments or other loss sharing arrangements.

With respect to each such insurance policy; (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach of default, or permit termination, modification, or acceleration, under the policy; (C) neither the Company nor, to the Knowledge of the Company and the Principal Stockholders, any other party to the policy has repudiated any provision thereof; and (D) there has been no failure by the Company to give any notice or present any claim under the policy in due and timely fashion. Schedule 4.24 describes any self-insurance arrangements of or affecting the Company.

4.25 Certain Business Practices. Neither the Company, nor any of its respective directors, officers, agents or employees, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.26 Solvency. The Company is not currently insolvent (as such term is defined in Title 11 of the United States Bankruptcy Code or any state Law relating to insolvency), and none of the execution and delivery of this Agreement or the other Transaction Documents by the Company, the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby (including the Merger) will render the Company insolvent or result in the Company being unable to pay its debts as they become due.

4.27 Projections. The projections of the future performance of the Company provided to Parent, including monthly income, net profits, and cash flows (while not guarantees of future performance) have been prepared in good faith and are based on what the Company and its management believe to be a reasonable assessment of the future performance of the Company.

4.28 Certain Interests. (a) No stockholder, officer or director of the Company or any Affiliate of the Company and, to the Knowledge of the Company and the Principal Stockholders, no family member or Affiliate of any such stockholder, officer or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of its business or otherwise; or

(iii) has outstanding any indebtedness to the Company.

(b) Except for the payment of employee compensation in the ordinary course of business, the Company does not have any Liability to any stockholder, officer or director of the Company or any Affiliate of the Company or, to the Knowledge of the Company and the Principal Stockholders, to any family member or Affiliate of any such stockholder, officer or director.

4.29 [Intentionally Omitted.]

4.30 No Misstatements or Omissions. No representation or warranty made in this Agreement, or statements made in any document, instrument, schedule or certificate furnished in connection with this Agreement or any other Transaction Document, by or on behalf of the Company or the Principal Stockholders is false or misleading as to any material fact, or omits to state a fact required to make any of the representations or warranties made herein or statements made therein not misleading in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES CONCERNING THE PRINCIPAL STOCKHOLDERS

The Company represents and warrants to Parent and the Surviving Corporation as follows (it being understood that after the Effective Time, the representations and warranties of the Company made under this Article 5 shall be deemed solely made by the Company Stockholders, subject to Section 9.3(c)):

5.1. Binding Effect and Noncontravention.

(a) Each of this Agreement and the Transaction Documents to which a Principal Stockholder is a party constitutes the valid and binding obligation of each Principal Stockholder and is enforceable against each Principal Stockholder in accordance with its respective terms.

(b) The execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby (including the Merger) shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of, (iii) result in the creation of any Lien upon the securities (including, without limitation, the Shares) or assets, properties or rights of any Principal Stockholder pursuant to, (iv) give any Person the right to modify, terminate or accelerate any Liability of, or charge any fee, penalty or similar payment to such Principal Stockholder, or (v) require any Consent of or to any Person or Governmental Authority pursuant to (A) any contract to which any Principal Stockholder is a party, by which it is bound, or to which any of its assets are subject, or (B) any Law to which such Principal Stockholder or any of its assets are subject.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that after the Effective Time, the representations and warranties of Parent and Merger Sub made under this Article 6 shall be deemed solely made to the Company Stockholders):

6.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). Each of Parent and Merger Sub has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger). This Agreement has been, and upon execution and delivery by each of Parent and Merger Sub the other Transaction Documents to which it is a party will be, duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto and thereto unrelated to each of Parent and Merger Sub) constitutes or will constitute, as applicable, each of Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms.

6.3 Non-Contravention. None of the execution and delivery by each of Parent and Merger Sub of this Agreement or the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or thereby (including the Merger) will conflict with each of Parent’s or Merger Sub’s organizational documents or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Parent or Merger Sub pursuant to, (a) any material contract, indenture, agreement, instrument, mortgage, lease or commitment to which Parent or Merger Sub is a party or by which it or its properties are bound or (b) any Law relating to Parent or Merger Sub.

6.4 Governmental Consents. Except for the filing of the Articles of Merger, there are no Consents of Governmental Authorities under applicable Law necessary or required in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby (including the Merger).

6.5 Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub challenging in any material respect the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (including the Merger).

6.6 Brokers, Finders, etc. Neither Parent nor Merger Sub is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the Merger), except for the Persons disclosed on Schedule 6.6 (which Persons have acted on behalf of Parent and Merger Sub and will be paid by Parent or Merger Sub).

6.7 SEC Documents. Parent has filed with the SEC all periodic reports, quarterly reports and annual reports required under the Securities Act and the Exchange Act since January 1, 2005 (collectively, “Parent SEC Reports”). At the time of filing with the SEC, each such Parent SEC Report complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date of filing. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed with the SEC any untrue statement of a material fact or when filed with the SEC omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof.

6.8 Operations of Merger Sub. Merger Sub is a wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Conduct of the Business. The Company covenants and agrees that, between the date hereof and the Closing Date, it will operate only in the ordinary course of business consistent with past practice, and will use its best efforts to maintain and preserve intact the Company and its relationships with suppliers, customers, employees and others having commercial relationships with it with a view toward preserving the Company’s business, the Assets and the goodwill included therewith for the Surviving Corporation. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Company shall not without the prior written consent of Parent:

(a) merge with, consolidate with or acquire an interest in any Person, or acquire the assets or business of any Person or enter into any other business combination;

(b) sell, transfer, lease, sublease, license or otherwise dispose of any assets, properties or rights;

(c) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any of the material Licenses to lapse or be suspended or revoked;

(d) enter into or adopt any employment, severance or similar agreement with any employee of the Company or any new Plan or grant any increase in compensation or benefits to any employee, except for (i) increases in the ordinary course of business consistent with past practice; or hire any employees except employees hired on an at-will basis in the ordinary course of business consistent with past practice and (ii) payment of Employee Pro Rata Bonuses so long as the Working Capital at the Effective Time is at least $220,000 (after giving effect to such payment and to the other payments and distributions described in the parentheticals to Section 4.4(c));

(e) incur any indebtedness for borrowed money except for trade debt incurred in the ordinary course of business consistent with past practice; or guarantee any indebtedness or obligation on behalf of any Person;

(f) enter into any material Contract; amend to the detriment of the Company the terms of, or terminate, surrender or waive any right under, any material Contract; or violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any material Contract;

(g) make any capital expenditure or commitment other than in the ordinary course of business consistent with past practice, but in no event more than $10,000, individually or $20,000 in the aggregate;

(h) release, forgive or waive any material claim or right of the Company;

(i) transfer or grant any rights with respect to the Intellectual Property or allow any of the Intellectual Property to be disclosed (other than under appropriate non-disclosure agreements), abandoned or otherwise become unavailable to the Surviving Corporation on the same terms and conditions as such rights were available to the Company as of the date of this Agreement;

(j) make any change in any accounting principle, method or practice except for any such change required by reason of a concurrent change in GAAP, or otherwise reduce the net book value of any Asset except in the ordinary course of business consistent with past practice;

(k) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(l) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company;

(m) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; provided, however, the Company may distribute cash or pay a cash dividend to the Company Stockholders prior to the Effective Time so long as (i) the Working Capital at the Effective Time is at least $220,000 (after giving effect to such distribution or dividend and to the other payments described in the parentheticals to Section 4.4(c)), and (ii) any such distribution or dividend is made to all Company Stockholders and Optionholders in the same proportion as if it were an Earn Out Payment (i.e., the allocations described on Exhibit F-2);

(n) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(o) take any action, enter into any transaction, engage in any practice or fail to take any action which would cause any representation or warranty of the Company or the Company Stockholders in this Agreement to be untrue or result in any breach of any covenant or agreement made by the Company or the Principal Stockholders in this Agreement; or

(p) agree, whether in writing or otherwise, to take any actions described in this Section 7.1.

7.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause its respective officers, employees, auditors and agents to, (a) afford the officers, employees, agents and representatives of Parent and Merger Sub access, during normal business hours, to the offices, personnel, properties, books and records of the Company and (b) furnish to the officers, employees, agents and representatives of Parent and Merger Sub such additional financial and operating data and other information as they may from time to reasonably request.

7.3 Notice of Developments. (a) Prior to the Closing Date, the Company shall promptly notify Parent and Merger Sub in writing of (i) all events, circumstances, facts or occurrences arising or existing subsequent to the date of this Agreement which could result in any breach by the Company or the Principal Stockholders of a representation, warranty or covenant in this Agreement; and (ii) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company. Notwithstanding the foregoing, disclosure of any of the items described in this Section 7.3(a) after the date hereof shall not be deemed to modify in any respect the representations and warranties of the Company and the Company Stockholders made in Articles 4 and 5.

(b) Prior to the Closing Date, Parent shall promptly notify the Company of all events, circumstances, facts or occurrences arising or existing subsequent to the date of this Agreement which could result in any breach by Parent of a representation, warranty or covenant in this Agreement. Notwithstanding the foregoing, disclosure of any of the items described in Section 7.3(b) after the date hereof shall not be deemed to modify in any respect the representations and warranties of Parent made in Article 6.

7.4 Mutual Cooperation; Use of Professional Advisors. (a) Subject to the terms and conditions of this Agreement, the Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including the Merger), including, without limitation, all of the following: (i) obtaining or satisfying all Consents as are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including the Merger); (ii) filing timely and promptly all required notices, applications, reports and requests; (iii) defending all proceedings challenging the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including the Merger); and (iv) executing and delivering any additional documents necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the Merger). The Company and the Principal Stockholders shall reasonably cooperate with Parent and Merger Sub in their preparation of financial statements and Tax returns for periods ending on or after the Closing (which include or relate to events, actions or conditions occurring or existing prior to the Closing).

(b) The Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, shall reasonably cooperate with the other and furnish the other such necessary information and assistance as the other may reasonably request in connection with the matters described in this Section 7.4.

(c) The Company shall use its commercially reasonable efforts to cause all the conditions in Section 8.1 and 8.3 within its control to be satisfied prior to the scheduled Closing Date. Parent and Merger Sub shall use its commercially reasonable efforts to cause all the conditions in Section 8.1 and 8.2 within its control to be satisfied prior to the scheduled Closing Date.

(d) Notwithstanding the foregoing, each of the Company and the Principal Stockholders shall use its best efforts to obtain any Consents which Parent shall reasonably deem necessary or desirable for the Company or the Principal Stockholders to obtain in order to assign or otherwise transfer to the Surviving Corporation the Contracts, the Intellectual Property and the other Assets (collectively, the “Third Party Consents”). Nothing in this Section 7.4(d) shall be deemed to waive any provision of Article 8.

(e) Each of the Parties acknowledges and agrees that neither Parent nor any member of the Indemnified Parent Group nor any of their respective representatives (including, without limitation, attorneys and accountants) has given the Company, any Company Stockholder or any Optionholder any Tax or legal advice in connection with the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. The Company has advised and instructed each Company Stockholder and Optionholder to rely on his, her or its own professional advisors to render him, her or it Tax and legal advice and to determine his, her or its Tax consequences related to the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

7.5 Confidentiality. (a) Each of the Principal Stockholders acknowledges that during the course of its ownership and operation of the Company it has produced and had access to Confidential Information and that the unauthorized use or disclosure of any Confidential Information at any time would constitute unfair competition with Parent and the Surviving Corporation and would deprive Parent and the Surviving Corporation of the benefits of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including the Merger). Accordingly, each of the Principal Stockholders covenants and agrees to, and shall cause his agents, representatives and Affiliates, and any agents, representatives, officers, directors and employees of his Affiliates to, treat and hold in confidence the Confidential Information and not, directly or indirectly, disclose, publish or otherwise make available to the public or to any Person any of the Confidential Information or use any of the Confidential Information for its own benefit or for the benefit of any other Person other than Parent and the Surviving Corporation. For purposes of this Agreement, “Confidential Information” means all information (whether or not reduced to written, electronic, magnetic or other tangible form) acquired in any way by the Principal Stockholders during the course of its ownership and operation of the Company concerning the products, services, projects, activities, assets, business or affairs of the Company or its customers, including, without limitation, (i) all trade secrets and other Intellectual Property of the Company, (ii) all sales and financial information concerning the Company, (iii) all information concerning products, services or projects under development of the Company or marketing plans for any of those products, services or projects, (iv) all information concerning the customers and vendors of the Company and (v) all information relating to the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, “Confidential Information” shall not include information that is generally available to the public or becomes generally available to the public other than as a result of a breach by the Principal Stockholders of this Section 7.5 or any other confidentiality or non-disclosure obligation.

(b) Each of the Principal Stockholders acknowledges that the confidentiality obligations imposed in Section 7.5(a) are reasonable under the circumstances. Moreover, it is the desire and intent of the Parties that the provisions of Section 7.5(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if a Governmental Authority determines subsequently that the terms of Section 7.5(a) are unenforceable, the Parties will request that such Governmental Authority reform the terms by specifying the broadest confidentiality obligation that would not render the terms unenforceable. Each of the Principal Stockholders specifically agrees that, in the event of a breach or threatened breach of Section 7.5(a), Parent, the Surviving Corporation and/or their respective Affiliates would suffer irreparable injury and damages at law would be an insufficient remedy, and Parent, the Surviving Corporation and/or their respective Affiliates shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

7.6 Uncollectible Receivable Assignment. If Parent receives any Escrowed Property or offsets any Earn Out Payment in satisfaction of an indemnification claim under Article 9 resulting from a breach of Section 4.21, Parent shall assign, without any representation or warranty, the receivable giving rise to such claim to the Stockholders’ Representative (for the benefit of all Company Stockholders and Optionholders) to the extent of any such Escrowed Property received by Parent or offset against an Earn Out Payment owed by Parent in respect thereof (an “Assigned Uncollectible Receivable”). If Parent receives any collections from an Assigned Uncollectible Receivable after such assignment to the Stockholders’ Representative, it shall promptly pay such collection proceeds to the Stockholders’ Representative (for the benefit of all Company Stockholders and Optionholders). The Stockholders’ Representative may not use Parent’s or any Affiliate of Parent’s name in its attempt to collect any Assigned Uncollectible Receivable. Any proceeds received by the Stockholders’ Representative in respect of an Assigned Uncollectible Receivable shall be paid by the Stockholders’ Representative to the Company Stockholders and Optionholders as if it were a payment of Escrowed Property under Section 3.7 (net of any collection costs incurred by it).

7.7 Employees. Prior to the Closing, Parent shall offer employment with Parent, the Surviving Corporation or an Affiliate, effective as of the Effective Time, to each of the employees of the Company that will be retained, at compensation rates (other than the Employee Pro Rata Bonuses) comparable to the rates being received by each as of the Effective Time (assuming compliance by the Company with Section 7.1 hereof), as agreed to by the Company and Parent. Any employees who accept such offers of employment as of the Effective Time shall be referred to collectively as the “Transferred Employees.” To the extent Parent or an Affiliate maintains welfare plans that are similar in scope to the welfare Plans in existence prior to the Effective Time, Parent or an Affiliate will use best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods relating to participation and coverage requirements applicable to Transferred Employees under any welfare plan of Parent or an Affiliate that Transferred Employees may be eligible to participate in after the Effective Time, other than conditions, exclusions or waiting periods that are already in effect under welfare Plans that a Transferred Employee has not satisfied prior to the Effective Time, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time under welfare Plans in satisfying any applicable deductible or out-of-pocket requirements under any similar welfare plans of Parent or an Affiliate that such Transferred Employees are eligible to participate in after the Closing Date.

(b) Except as set forth in Section 7.7(a), neither Parent, the Surviving Corporation nor any Affiliate is under any obligation to offer employment to any employees of the Company, and neither Parent, the Surviving Corporation nor any Affiliate shall have any obligation or Liability for any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of the Company. Nothing in this Agreement shall confer upon any employee of the Company any expectation, entitlement or right to employment with Parent, the Surviving Corporation or an Affiliate or any compensation, benefits or severance thereunder.

(c) Notwithstanding anything in this Section 7.7 to the contrary, it shall be a condition to the employment of any purported Transferred Employee with Parent, the Surviving Corporation or any Affiliate of Parent, that such Transferred Employee execute and deliver to Parent Parent’s standard employment documentation (which may include, without limitation, a proprietary rights and confidentiality agreement) in a form acceptable to Parent.

7.8 Public Disclosures. Prior to the Closing, neither the Company or its stockholders (or any of their respective Affiliates), on the one hand, or Parent (or its Affiliates), on the other hand, will issue any press release or make any other public disclosures concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the Merger) without the prior written consent of the other. Notwithstanding the preceding sentence, nothing in this Section 7.8 will preclude any Party (or its Affiliates) from making any disclosures required by any Governmental Authority, Law or stock exchange; provided, however, that the Party (or its Affiliate) required to make public disclosure shall use reasonable efforts to allow the other Parties reasonable time to comment in advance on such public disclosure.

7.9 No Solicitation or Negotiation. Each of the Company and the Principal Stockholders covenants and agrees that between the date of this Agreement and the Closing neither it nor any of its Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage, negotiate, discuss or accept any other proposals or offers from any Person that would constitute a Competing Transaction or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the actions described in clause (a) (the actions described in (a) and (b) collectively, “Prohibited Actions”). Each of the Company and the Principal Stockholders represents and warrants that it does not have any agreement, understanding or arrangement involving a Prohibited Action. Each of the Company and the Principal Stockholders immediately shall cease and cause to be terminated all discussions, conversations, negotiations and other communications involving a Prohibited Action. The Company or the Principal Stockholders, as applicable, shall notify Parent promptly in writing if any proposal, offer, inquiry or other contact involving a Prohibited Action is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each of the Company and the Principal Stockholders covenants and agrees not to, without the prior written consent of Parent, release any Person from or waive any provision of any confidentiality or standstill agreement relating to or affecting the Company.

ARTICLE 8

CONDITIONS TO CLOSING; TERMINATION

8.1 Conditions to the Obligations of the Company, the Principal Stockholders, Parent and Merger Sub. The respective obligations of the Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated by this Agreement (including the Merger) shall be subject to the satisfaction at or prior to the Closing of the following condition:

(a) Adverse Suits, Injunctions, Etc. There shall be no (a) suit, action or other proceeding threatened or brought by any Governmental Authority which seeks to restrain or prohibit in any material respect the consummation of the transactions contemplated by this Agreement (including the Merger); or (b) injunction, order, judgment or decree in effect and issued by any Governmental Authority which restrains or prohibits in any material respect the consummation of the transactions contemplated by this Agreement (including the Merger); provided, however, the provisions of this Section 8.1 shall not apply to the Company or the Principal Stockholders, on the one hand, or Parent and Merger Sub, on the other hand, with respect to any of the foregoing which either it or its Affiliates has directly or indirectly solicited or encouraged.

(b) Financing. Parent shall have obtained the financing necessary to consummate the Merger and pay the Merger Consideration payable after the Effective Time in accordance with this Agreement.

8.2 Conditions to the Obligations of the Company and the Principal Stockholders. The obligations of the Company and the Principal Stockholders to consummate the transactions contemplated by this Agreement (including the Merger) shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and the Closing Date, except for such representations and warranties which are specifically made as of an earlier date which shall be true and correct as of such earlier date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by Parent and Merger Sub on or prior to the Closing Date shall have been complied with by Parent and Merger Sub in all material respects, and the Company shall have received a certificate of Parent and Merger Sub to such effect signed by a duly authorized officer of Parent and Merger Sub;

(b) Other Governmental and Regulatory Consents. Parent and Merger Sub shall have delivered, made or obtained all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) Resolutions; Incumbency. (i) Parent shall have delivered to the Company a certificate of the Secretary or Assistant Secretary of Parent certifying (A) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of Parent evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Parent authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder; and

(ii) Merger Sub shall have delivered to the Company a certificate of the Secretary or Assistant Secretary of Merger Sub certifying (A) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of Merger Sub evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (B) a true and complete copy of resolutions duly and validly adopted by the stockholder of Merger Sub evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (C) the names and signatures of the officers of Merger Sub authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(d) Organizational Documents. (i) Parent shall have delivered to the Company (A) a copy of the certificate of incorporation of Parent, certified by the Secretary of State of the State of Delaware as of a date not earlier than sixty (60) days prior to the Closing Date, and (B) the Bylaws of Parent, each accompanied by a certificate of the Secretary or Assistant Secretary of Parent, dated as of the Closing Date, stating that no other amendments have been made to Parent’s certificate of incorporation or bylaws and such governing instruments are in full force and effect; and

(ii) Merger Sub shall have delivered to the Company (A) a copy of the certificate of incorporation of Merger Sub, certified by the Secretary of State of the State of Delaware as of a date not earlier than sixty (60) days prior to the Closing Date, and (B) the Bylaws of Merger Sub, each accompanied by a certificate of the Secretary or Assistant Secretary of Merger Sub, dated as of the Closing Date, stating that no other amendments have been made to Merger Sub’s certificate of incorporation or bylaws and such governing instruments are in full force and effect; and

(e) Closing Transaction Documents. Parent and Merger Sub shall have delivered to the Company executed counterparts of the Closing Transaction Documents to which it is a party.

8.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and the Closing Date, except for such representations and warranties which are specifically made as of an earlier date which shall be true and correct as of such earlier date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by the Company or the Principal Stockholders on or before the Closing shall have been complied with in all material respects by the Company or the Principal Stockholders, as applicable, and Parent shall have received a certificate of the Company and the Principal Stockholders to such effect, signed by a duly authorized officer of the Company and the Principal Stockholders;

(b) Other Governmental and Regulatory Consents; Third Party Consents. The Company shall have delivered, made or obtained all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) Resolutions; Incumbency. The Company shall have delivered to Buyer a certificate of the Secretary or Assistant Secretary of the Company certifying (i) a true and complete copy of resolutions duly and validly adopted by the Company’s Board of Directors and the Company Stockholders evidencing their authorization of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger) and (ii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(d) Organizational Documents. The Company shall have delivered to Parent (i) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware as of a date not earlier than sixty (60) days prior to the Closing Date, and (ii) the Bylaws of the Company, each accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no other amendments have been made to the Company’s certificate of incorporation or bylaws and such governing instruments are in full force and effect;

(e) Closing Transaction Documents. Each of the Company and the Principal Stockholders shall have delivered to Parent and Merger Sub executed counterparts of the Closing Transaction Documents to which it is a party;

(f) Release of Liens. Parent shall have received evidence satisfactory to it of the release of all Liens on the Assets (other than Permitted Liens);

(g) No Material Adverse Effect. No event (or events) shall have occurred or be reasonably likely to occur which, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the Company, its Assets, its business or operations, its prospects or the ability of the Company or the Principal Stockholders to consummate the transactions contemplated by this Agreement;

(h) Transferred Employee Agreements. Each of Stephen Rattner, Steven Spiro and Thomas Davis shall have executed and delivered to Parent Parent’s standard employment documentation (which may include, without limitation, a proprietary rights and confidentiality agreement) in a form acceptable to Parent and such documentation shall be in full force and effect at the Effective Time;

(i) Feinberg Loans. All loans or indebtedness (and any interest or other amounts due in connection with such loans or indebtedness) of the Company to Michael Feinberg shall be paid off, forgiven or cancelled, and Parent shall have received evidence of such and an acknowledgement (and release) from Michael Feinberg that no amounts are owed to him by the Company, in form and substance satisfactory to Parent;

(j) Resignations. All of the directors and officers of the Company shall have resigned, and evidence of such resignations satisfactory to Parent has been provided to Parent;

(k) Company Stockholder Consent. Written evidence shall be delivered to Parent, in form and substance satisfactory to Parent, that Company Stockholders who hold not less than 90% of the Shares issued and outstanding immediately prior to the Closing have consented in writing to and approved the Merger, this Agreement, the Escrow Agreement, the other Transaction Documents and the transactions contemplated by any of the foregoing (including, without limitation, the appointment of the Stockholders’ Representative under Section 9.5 hereunder and the Escrow Agreement arrangement);

(l) Stock Option Plan Termination. Written evidence shall be provided, in form and substance satisfactory, to Parent that the Option Plans have been terminated;

(m) Option Cancellation. Written evidence shall be provided, in form and substance satisfactory, to Parent that all Optionholders holding Options (i) have agreed to the cancellation of their Options as contemplated by Section 3.2, (ii) have certified their respective ownership of any Options, Shares or other equity interests in the Company, (iii) have approved the Escrow Agreement and the transactions contemplated thereby, (iv) have approved the Earn Out as described in this Agreement, and (v) have appointed the Stockholders’ Representative as contemplated by Section 9.5;

(n) Certificate of Merger. The Articles of Merger shall be executed by the Company and delivered to Parent;

(o) Employment Agreements. Stephen Rattner has executed and delivered the Employment Agreement, and each of Steve Spiro and Thomas Davis shall have executed and delivered to Parent an employment agreement with Parent (or an Affiliate) in form and substance satisfactory to Parent;

(p) Conversion of Company Preferred Stock. The Conversion shall have occurred and Parent shall have been provided written evidence, in form and substance satisfactory to Parent, that the Conversion has occurred and that the Company Stockholders owning Company Preferred Stock shall have approved and authorized the Conversion in accordance with the Company’s then current certificate of incorporation and applicable Law (including the GCL);

(q) Working Capital. Parent shall have received evidence in form and substance satisfactory to Parent that the Working Capital as of the Effective Time (after giving effect to the repayment of indebtedness and other amounts owed to Michael Feinberg (as described in Section 8.3(i)), the payment of the Transaction Expenses by the Company in accordance with Section 3.8, the payment of Employee Pro Rata Bonuses and any payments or distributions made in accordance with Section 7.1(m)) is at least $220,000; and

(r) Transaction Expenses. The Company shall have paid all Transactions Expenses (other than Assumed Transaction Expenses) and shall have provided Parent with evidence of such payments in form and substance satisfactory to Parent.

8.4 Termination. Without prejudice to the other remedies which may be available to the Parties under Law or under this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent by written notice to the other, if the Closing has not occurred on or prior to June 15, 2006; provided, however, the right to terminate this Agreement under this Section 8.4(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by Parent if between the date hereof and the date and time scheduled for the Closing in Article 2 (as extended or accelerated in accordance therewith):

(i) any representation or warranty of the Company contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of the Company contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made;

(ii) the Company or the Principal Stockholders shall not have complied with any covenant or agreement contained in this Agreement in any material respect; or

(iii) the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(d) by the Company if between the date hereof and the date and time scheduled for the Closing in Article 2 (as extended or accelerated in accordance therewith):

(i) any representation or warranty of Parent contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of Parent contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made; or

(ii) Parent shall not have complied with any covenant or agreement contained in this Agreement in any material respect.

8.5 Effect of Termination. If this Agreement is terminated in accordance with Section 8.4, this Agreement shall forthwith become wholly void and of no further force and effect and, subject to Section 8.5 below, there shall be no Liability on the part of any Party hereto, except that (a) Sections 4.23 (Brokers, Finders, etc.), 6.6 (Brokers, Finders, etc.), 8.6 (Breakup Fee) and 10.3 (Expenses) shall survive the termination and remain in full force and effect and (b) termination shall not preclude a Party from suing the other for any breach of this Agreement resulting in its termination.

8.6 Breakup Fee. If this Agreement is properly terminated pursuant to Section 8.4(b) or 8.4(c) as a result of (i) the Company’s or a Principal Stockholder’s violation of Section 7.9 or (ii) the Company Stockholders not approving the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with the GCL and the Company’s organizational documents, then Parent shall be entitled to recover from the Company the sum of (x) $250,000 plus (y) its legal and professional fees incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents (such fees not to exceed $250,000). Payment of such amount shall be due to Parent within five (5) Business Days after an applicable termination of this Agreement as described in the first sentence of this Section 8.6(a). The Parties acknowledge that Parent would suffer substantial harm as a consequence of a termination under such circumstances, and the amount of damages are not capable of being accurately quantified. Accordingly, the payments that would due under this Section 8.6(a) are not intended to be a penalty.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Company Stockholders, Parent or Merger Sub, as applicable, for a period of twenty-five (25) months after the Effective Time; provided, however, if the Earn Out Period is extended by

Parent, the representations and warranties shall survive until the end of any such extension to the Earn Out Period. The agreements and covenants of the Parties under this Agreement shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired. No claim for the recovery of Losses may be asserted under this Agreement by an Indemnified Party against an Indemnifying Party after the applicable time period specified in this Section 9.1; provided, however, that claims first asserted in writing within such time period shall not be extinguished.

9.2 Indemnification. (a) The Company Stockholders and the Optionholders (subject to Section 9.3(c)), jointly and severally, agree to indemnify, defend and hold harmless Parent, any subsidiary or Affiliate of Parent (including, without limitation, the Surviving Corporation) and each of Parent’s and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the “Indemnified Parent Group”) from and against any and all Liabilities, losses, damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’, accountants’ and outside advisors’ fees and disbursements), judgments, settlements, interest and penalties (collectively, “Parent Losses”) incurred as a result of, arising out of or in respect of:

(i) any breach by the Company or the Company Stockholders of any of its representations and warranties contained in this Agreement or any Transaction Document;

(ii) any failure by the Company, the Company Stockholders or the Principal Stockholders to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document;

(iii) any appraisal or dissenter proceeding initiated by a Company Stockholder in respect of its Dissenter Shares; provided, however, indemnification under this clause (iii) shall only cover Parent Losses in excess of the Merger Consideration that would otherwise have paid in respect of such Dissenter Shares (it being understood that the Merger Consideration that would have been payable to such Company Stockholder shall be used to cover Parent Losses in respect of such proceeding up to the amount of such Merger Consideration); or

(iv) any indemnification payments made to any Indemnities (as defined in the Escrow Agreement) under the Escrow Agreement caused by any act or omission of the Stockholders’ Representative in connection with the Escrow Agreement.

(b) Parent agrees to indemnify, defend and hold harmless the Company Stockholders and each of their respective successors and assigns (collectively, the “Indemnified Stockholder Group”) from and against any and all Liabilities, losses, damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’, accountants’ and outside advisors’ fees and disbursements), judgments, settlements, interest and penalties (collectively, “Stockholder Losses”) incurred as a result of, arising out of or in respect of:

(i) any breach by Parent or Merger Sub of any of its representations and warranties contained in this Agreement or any other Transaction Document; or

(ii) any failure by Parent or Merger Sub to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document.

9.3 Limitation on Indemnity.

(a) Limitations for the Company Stockholders and the Optionholders. The Company Stockholders’ and the Optionholders’ obligations to the Indemnified Parent Group set forth in Section 9.2(a) shall be subject to the following limitations:

(i) No indemnification for Parent Losses asserted against the Company Stockholders or the Optionholders under Section 9.2(a)(i) with respect to breaches of representations and warranties under this Agreement shall be required unless and until the cumulative amount of all Parent Losses equals or exceeds $25,000 (the “Stockholder Threshold”), and then, to the extent such Parent Losses exceed the Stockholder Threshold.

(ii) The Company Stockholders’ and the Optionholders’ aggregate liability to the Indemnified Parent Group for Parent Losses under this Agreement shall not exceed the sum of (A) the Escrowed Property plus (B) any Earn Out Payments earned under Section 3.6 plus (C) any Working Capital Adjustment payments owed by Parent under Section 3.9(d).

(iii) None of the limitations contained in Section 9.3(a)(i) shall apply to the Company Stockholders’ or the Optionholders’ indemnification obligations in respect of the representations and warranties in Sections 4.1 (Organization), 4.2 (Authority), 4.4 (Financial Statements), 4.7 (Environmental Matters), 4.10 (Employees and Benefits), 4.11 (Capitalization) 4.17 (Taxes), 4.22 (Brokers, Finders, etc.), and 5.2(a) (Binding Effect).

(iv) Other than claims based on fraud or for specific performance or injunctive relief, the indemnity provided in this Article 9 shall be the sole and exclusive remedy of the Indemnified Parent Group against any Company Stockholder or Optionholder at law or equity for any matter covered by Section 9.2(a).

(b) Limitations for Parent. Parent’s obligation to the Indemnified Stockholder Group set forth in Section 9.2(b) shall be subject to the following limitations:

(i) No indemnification for Stockholder Losses asserted against Parent under Section 9.2(b)(i) with respect to breaches of representations and warranties under this Agreement shall be required unless and until the cumulative amount of such Stockholder Losses equals or exceeds $25,000 (the “Parent Threshold”), and then, to the extent such Stockholder Losses exceed the Parent Threshold.

(ii) Parent’s aggregate liability to the Indemnified Stockholder Group for Stockholder Losses under this Agreement shall not exceed the sum of (A) $250,000 and (B) the amount of any Earn Out Payments earned under Section 3.6.

(iii) None of the limitations contained in Section 9.3(b)(i) shall apply to Parent’s indemnification obligations in respect of the representations and warranties in Sections 6.1 (Organization), 6.2 (Authority) or 6.6 (Brokers, Finders, etc.).

(iv) Other than claims based on fraud or for specific performance or injunctive relief, the indemnity provided in this Article 9 shall be the sole and exclusive remedy of the Indemnified Stockholder Group against Parent or the Surviving Corporation at law or equity for any matter covered by Section 9.2(b).

(c) Company Stockholder and Optionholder Sole Remedies. Notwithstanding anything in this Article 9 to the contrary, the Indemnified Parent Group’s sole remedy against the Company Stockholders and the Optionholders under Section 9.2(a) for Parent Losses which are recoverable under Article 9 shall be (i) claims against the Escrowed Property under the Escrow Agreement, (ii) claiming offsets against (or recapturing Earn Out Payments) otherwise required to be made by Parent under Section 3.6 (or previously made by Parent under Section 3.6) and (iii) claiming offsets against any Working Capital Adjustment payments owed to the Company Stockholders and Optionholders under Section 3.9(d). This Section 9.3(c) shall not be applicable, however, to any Parent Losses caused by the fraud of any Company Stockholder or for claims for specific performance, injunctive or other equitable relief.

(d) Parent Offset Rights; Escrow. Parent shall be entitled to offset any Parent Losses recoverable under this Article 9 against any Earn Out Payments otherwise payable to the Company Stockholders and the Optionholders hereunder pursuant to Section 3.6 or against any Working Capital Adjustment payments owed to the Company Stockholders and Optionholders under Section 3.9(d). Parent shall be entitled to make a claim for any Parent Losses recoverable under this Article 9 against the Escrowed Property in accordance with the Escrow Agreement.

(e) Pro Rata Payments by Company Stockholders and Optionholders. All indemnification payments made to Parent in respect of a Parent Loss recoverable under this Article 9, whether made from the Escrowed Property in accordance with the Escrow Agreement or deemed made as a right of set-off against an Earn Out Payment, shall be shared and deemed paid by (or on behalf of) each Company Stockholder and Optionholder pro rata based on such Company Stockholder’s or Optionholder’s allocable share of the Escrow Consideration (as set forth on Exhibit D) or Earn Out Payments (as set forth on Exhibit F-2), as the case may be, irrespective of the cause or source of the breach of the applicable representation or warranty.

(f) Materiality/Material Adverse Effect Qualifiers. For purposes of this Article 9, all representations made by the Company, the Company Stockholders, Parent or Merger Sub under this Agreement shall be deemed made without any materiality or material adverse affect, effect or change qualifiers.

9.4 Notice of Claims. An Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim which might give rise to a claim by the Indemnified Party against the Indemnifying Party under Article 9. Such notice shall contain the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the Indemnifying Party under Article 9 unless, and only to the extent that, the Indemnifying Party is actually prejudiced thereby.

In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which the Indemnifying Party may have Liability under Article 9, the Indemnifying Party shall, upon written acknowledgment by the Indemnifying Party that such action, suit or proceeding is an indemnifiable Loss for which it is responsible under Article 9 (the “Indemnification Acknowledgment”), have the right, at the cost and expense of the Indemnifying Party, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party (using counsel satisfactory to the Indemnified Party); provided, however, that an Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Indemnifying Party, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between the Indemnified Party and the Indemnifying Party. The Indemnification Acknowledgment shall be delivered by the Indemnifying Party to the Indemnified Party within ten (10) Business Days of the delivery of the Indemnified Party’s notice of claim described above. If the Indemnifying Party shall fail to defend any action, suit or proceeding, including as a result of its failure to timely provide the Indemnification Acknowledgment in accordance herewith, then the Indemnified Party shall have the right to defend such action, suit or proceeding without prejudice to its rights to indemnification under Article 9.

In connection with any action, suit or proceeding subject to Article 9, the Company Stockholders, on the one hand, and Parent and the Surviving Corporation, on the other hand, agree to render to the other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding (including, without limitation, reasonable access to their respective employees (if required) and relevant books and records). Neither the Company Stockholders, on the one hand, nor Parent and the Surviving Corporation, on the other hand, shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand (x) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other or any Affiliate thereof or (y) if such settlement or compromise does not include an irrevocable and unconditional release of the other for any Liability arising out of such claim or demand. This Section 9.4 shall not be applicable to claims under Section 9.2(b)(iii).

9.5 Appointment of Stockholders’ Representative. The approval of this Agreement by the Company Stockholders as provided for in the GCL and the agreements executed by the Optionholders shall constitute approval of, and a proxy relating to, the following actions binding upon the Company Stockholders and the Optionholders (for the avoidance of doubt, all references to Company Stockholders in this Section 9.5 shall include Principal Stockholders):

(a) The irrevocable authorization, direction and appointment of Scot Hunter (such person and any successor or successors being the “Stockholders’ Representative”) as sole and exclusive agent, attorney-in-fact and representative of the Company Stockholders and the Optionholders and each such Person’s heirs, representatives and successors, for the matters described in this Section 9.5. Subject to the limitations in Section 9.5(b), (i) the Stockholders’ Representative shall be authorized to act on behalf of the Company Stockholders and the Optionholders and to take any and all actions required or permitted to be taken by the Company Stockholders and the Optionholders (A) under this Agreement, including, without limitation, under Section 3.6 (or any other provisions of this Agreement dealing with the determination or payment of Earn Out Payments), under Section 3.7 or Article 9 as it relates to any Company Stockholder or Optionholder (or any other provisions of this Agreement dealing with claims made by or against any Company Stockholder or Optionholder or indemnification matters related thereto), and under Section 3.9 (or any other provision of this Agreement dealing with the determination or payment of Working Capital Adjustments), and (B) under the Escrow Agreement, and (ii) the Stockholders’ Representative shall be the only Party or Person entitled to assert the rights of the Company Stockholders and the Optionholders under this Agreement, including, without limitation, with respect to the matters described in the preceding clause Section 9.5(a)(i)(A), and under the Escrow Agreement. The Stockholders’ Representative shall perform all of the obligations of the Company Stockholders and the Optionholders under this Agreement and the Escrow Agreement from and after the Effective Time. Parent and its Affiliates shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative. Neither Parent nor any of its Affiliates shall have any Liability or obligation for any action or inaction by the Stockholders’ Representative.

(b) Notwithstanding anything to the contrary herein, (i) the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any Merger Consideration to which such Company Stockholder is entitled under this Agreement and (ii) the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of Parent now or hereinafter owned of record or beneficially by any Company Stockholder or the Optionholder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Person.

(c) Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholders’ Representative shall be absolutely and irrevocably binding on each Company Stockholder and the Optionholders as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity, except for any action that conflicts with the limitation set forth in Section 9.5(b). The Stockholders’ Representative shall promptly, and in any event within five (5) Business Days, provide written notice to the Company Stockholders and the Optionholders of any action taken on their behalf by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 9.5.

(d) The Stockholders’ Representative shall at all times act in his capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Stockholders and the Optionholders. The Stockholders’ Representative shall not be liable to any Company Stockholder or Optionholder for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of his gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative shall not be required to exercise any discretion or take any action.

(e) Each Company Stockholder and Optionholder severally shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement (and the Stockholders’ Representative shall be authorized and entitled to pay any such liabilities, losses, damages, claims, costs or expenses out of the proceeds of any Escrowed Property, Working Capital Adjustment payment or Earn Out Payments that it receives on behalf of the Company Stockholders and/or Optionholders), other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct.

(f) The Stockholders’ Representative may resign at any time by submitting a written resignation to Parent. In the event of the death, physical or mental incapacity or resignation of the Stockholders’ Representative, a successor Stockholders’ Representative shall be elected by a majority vote of the Company Stockholders, with each such holder (or his successor or assign) to be given a vote equal to the number of Shares (on an as-converted-to-common-stock basis) held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders. Such holders shall cause to be delivered to Parent prompt written notice of such election of a successor Stockholders’ Representative. Pending the election of a successor Stockholders’ Representative, such holder holding the largest number of such Shares (excluding the former Stockholders’ Representative) shall act as the interim Stockholders’ Representative. Each interim and successor Stockholders’ Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative. Any successor Stockholders’ Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement.

ARTICLE 10

GENERAL

10.1 Notices. All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by telefax (with confirmation of transmission) or (d) five (5) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

If to the Company (prior to the Effective Time):

Nutrio.com, Inc.

2225 North Commerce Parkway, #7

Weston, Florida 33326

Attn: Stephen Rattner

Tel:       954-385-4700

Fax:      954-385-4701

With a copy to:

Elliot P. Borkson, P.A.

1313 South Andrews Avenue

Fort Lauderdale, FL 33316

Tel:       954 462-6360

Fax:      954 462-5225

If to the Principal Stockholders:

Stephen Rattner

2467 Provence Circle

Weston, Florida 33327

Tel:       954-389-4737

Fax:      954-385-4701

Michael Feinberg

The Club at Emerald Hills

4100 North Hills Drive

Hollywood, FL 33021

Tel:       954-961-4000

Fax:      954-961-3248

If to the Stockholders’ Representative:

Scot Hunter

2843 Executive Park Drive

Weston, FL 33331

Tel:       954-385-6766 (x118)

Fax:      954-385-6765

With a copy to:

Elliot P. Borkson, P.A.

1313 South Andrews Avenue

Fort Lauderdale, FL 33316

Tel:       954-462-6360

Fax:      954-462-5225

If to Parent or the Surviving Corporation:

eDiets.com, Inc.

3801 West Hillsboro Boulevard

Deerfield Beach, FL 33442

Attn: James Epstein, Esq.

Tel:       954-360-9022

Fax:      954-360-9095

With a copy to:

Edwards Angell Palmer & Dodge LLP

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301-4215

Attn: Jonathan E. Cole, P.A.

Tel:       954-667-6124

Fax:      954-727-2601

or to such other address as any Party shall designate by written notice to the other Parties hereto in accordance herewith.

10.2 Further Assurances; Asset Returns. Upon request from time to time, each of the Company and the Stockholders’ Representative shall execute and deliver all documents, take all rightful oaths and do all other acts that may be necessary or desirable, in the reasonable opinion of Parent or its counsel, to effect the Merger and the other transactions contemplated hereby. If any Company Stockholder or any of their respective Affiliates receives payment from and after the Effective Time of any receivable included in the Assets, it shall promptly remit such payment in full to Parent or the Surviving Corporation.

10.3 Expenses. Except as expressly set forth in this Agreement (including Section 8.6), the Company and the Company Stockholders shall each pay their respective Transaction Expenses. The Principal Stockholders and/or the Stockholders’ Representative shall reserve the right to pay any Transaction Expenses incurred or invoiced after the Effective Time from their personal funds rather than having Parent make a claim under Article 9 of this Agreement.

10.4 Non-Assignability. This Agreement shall not be assigned by the Company, the Stockholders’ Representative or any of the Company Stockholders, on the one hand, or Parent and Merger Sub, on the other hand, without the express prior written consent of the other, and any attempted assignment without such consents shall be null and void; provided, however, Parent may assign this Agreement to a direct or indirect subsidiary so long as Parent remains liable for the obligations of such subsidiary under this Agreement. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

10.5 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company (prior to the Effective Time) or the Stockholders’ Representative (after the Effective Time), on the one hand, and

Parent or Merger Sub, on the other hand. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

10.6 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part of this Agreement. Each such Exhibit and Schedule shall be read independent of any other Exhibit or Schedule.

10.7 No Third Party Beneficiaries. Except as provided in Article 9, nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement (including, without limitation, any employee or former employee of the Company) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

10.8 Governing Law. Each of this Agreement and the other Transaction Documents (except as expressly provided therein) shall be governed by, and construed in accordance with, the Laws of the State of Florida applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

10.9 Disputes. (a) Except for (i) disputes involving determination of the Surviving Corporations’ EBITDA and whether Earn Out Payments have been earned (which shall be resolved in accordance with Section 3.6), (ii) disputes involving determination of Working Capital and whether any Working Capital Adjustment payment is owed (which shall be resolved in accordance with Section 3.9) and (iii) requests for specific performance or injunctive relief and the enforcement of the award of the arbitrators under this Section 10.9, all disputes arising in connection with this Agreement, any other Transaction Document or the subject matters hereof and thereof (including the scope of this agreement to arbitrate) shall be resolved by binding arbitration which shall be administered by AAA in accordance with AAA’s Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in Broward County, Florida or such other place as the parties to the arbitration agree before a panel of three (3) arbitrators. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the Law of the State of Florida and the provisions of this Agreement or the other Transaction Document in question. For purposes of this Section 10.9, any or all Company Stockholders or Optionholders involved in a dispute shall be considered the same party to a dispute.

(b) The expenses of arbitration (including fees and expenses of counsel) shall be borne or apportioned in accordance with the award of the arbitrators. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 10.1. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

10.10 Consent to Jurisdiction. Subject to the arbitration requirements and other provisions of Section 10.9, the Parties irrevocably agree that all actions arising under or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be brought exclusively in any United States District Court or Florida State Court located in Broward County, Florida, having subject matter jurisdiction over such matters, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action.

10.11 Specific Performance. The Parties agree that due to the unique subject matter of this Agreement, monetary damages will be insufficient to compensate Parent in the event of a breach by the Company, any Company Stockholder or the Stockholders’ Representative of any part of this Agreement. Accordingly, the Parties agree that Parent shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance or an injunction restraining any violation by the Company, any Company Stockholder or the Stockholders’ Representative of this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and each of the Company, the Company Stockholders and the Stockholders’ Representative waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

10.12 Entire Agreement. This Agreement (including the Exhibits and the Schedules) and the other Transaction Documents referred to herein set forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

10.13 Interpretation. The Parties intend that each representation, warranty, covenant or agreement contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.

10.14 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this

Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

10.15 Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the Parties (or upon such signature pages being sent via e-mail to each of the Parties as a portable data format (pdf) file or image file attachment).

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

eDIETS.COM, INC.

By:	/s/ James A. Epstein
Name:	James A. Epstein
Title:	General Counsel

NUTRIO ACQUISITION CORP.

By:	/s/ James A. Epstein
Name:	James A. Epstein
Title:	Vice President

NUTRIO.COM, INC.

By:	/s/ Stephen Rattner
Name:	Stephen Rattner
Title:	Chief Executive Officer and President

Scot Hunter, as Stockholders’ Representative, on his behalf and on behalf of the Company Stockholders and the Optionholders

/s/ Scot Hunter
SCOT HUNTER

PRINCIPAL STOCKHOLDERS:

/s/ Michael Feinberg
MICHAEL FEINBERG

/s/ Stephen Rattner
STEPHEN RATTNER